As filed with the Securities and Exchange Comission on                        , 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRSHARESTM EU CARBON ALLOWANCES FUND

(Exact name of registrant as specified in its charter)

Delaware	6799	[ - ]
(State of Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)
Roger J. Braunfeld
c/o XShares Advisors LLC		c/o XShares Advisors LLC
420 Lexington Ave.		420 Lexington Ave.
New York, New York 10170		New York, New York 10170
(212) 867-7400		(212) 867-7400
(Address, including zip code, and		(Name, address, including zip code,
telephone number including area code,		and telephone number,
of registrant’s principal executive offices)		including area code, of agent for service)

Copies to:

Yasho Lahiri
Robert W. Murray Jr.
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112

Approximate date of commencement of proposed sale to the public:

As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price†	Amount of Registration Fee††
Common Units of Beneficial Interest	$250,000,000	$7,675

†                     The proposed maximum aggregate offering has been calculated assuming that all Shares are sold during the initial offering period at a price of $25 per Share.

††               The amount of the registration fee of the Shares is calculated in reliance upon Rule 457(o) under the Securities Act and using the proposed maximum aggregate offering as described above.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated                     , 2007

PROSPECTUS

                          Shares

AirShares™ EU Carbon Allowances Fund

AirSharesTM EU Carbon Allowances Fund, a Delaware statutory trust, is a commodity pool that will issue units, or Shares. Each Share will represent a unit of fractional undivided beneficial interest in and ownership of AirSharesTM EU Carbon Allowances Fund, which we will refer to as AirSharesTM or the Fund throughout this document. The Shares, which will be continuously offered through ALPS Distributors, Inc., as marketing agent, may be purchased from the Fund only in one or more blocks of 100,000 Shares, with each block called a Basket. The Fund will accept subscriptions for Shares in Baskets from authorized purchasers, or Authorized Participants, at $25.00 per Share ($2.5 million per Basket) during an initial offering period ending              , 2007, unless (i) the subscription minimum is reached before that date and XShares Advisors LLC, the Fund’s Sponsor, determines to end the initial offering period early, or (ii) that date is extended by the Sponsor for up to an additional ninety (90) days. After the initial offering period has closed and trading has commenced, the Fund will issue and redeem Shares in Baskets on a continuous basis, at a value equal to the net asset value, or NAV, per Basket on the date the creation or redemption order is received. Only Authorized Participants may purchase or redeem Baskets. Shareholders who are not Authorized Participants may redeem their Shares only through an Authorized Participant and only in Baskets. The Sponsor may terminate the continuous offering at any time, if it deems it advisable.

Authorized Participants may sell the Shares comprising the Baskets they purchase from the Fund to other investors at prices that are expected to reflect, among other factors, the trading price of the Shares, the NAV of the Fund at the time the Authorized Participant purchased the Basket and the NAV of the Shares at the time of the offer of the Shares to the public, and the supply of and demand for Shares at the time of sale. The prices of Shares offered by Authorized Participants are expected to fall between NAV and the trading price of the Shares at the time of sale. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. Authorized Participants will not receive from the Fund or the Sponsor or any of their affiliates any fee or other compensation in connection with their sale of Shares to the public. An Authorized Participant may receive commissions or fees from investors who purchase Shares through their commission or fee-based brokerage accounts.

The Shares are expected to trade on NYSE Arca, under the symbol “        .”

AirSharesTM is a commodity pool, as defined in the Commodity Exchange Act and the applicable rules of the Commodity Futures Trading Commission. XShares Advisors LLC serves as the Sponsor and commodity pool operator of the Fund. The Fund will not commence operations until after the effective date of the registration of XShares Advisors LLC as a commodity pool operator. The Fund will trade exchange-traded futures contracts for carbon equivalent emissions allowances, or EUAs, eligible for trading under the European Union Emissions Trading Scheme, or EU ETS. The EU ETS is a “cap and trade” emissions trading program instituted by the European Union, or EU, in furtherance of the joint commitment of its member states under the Kyoto Protocol to achieve certain reductions in their emissions of greenhouse gases during 2008 to 2012. The investment objective of the Fund is to provide investors with investment results which correspond generally, before payment of the Fund’s expenses and liabilities, to the performance of the nearest December expiration exchange-traded futures contracts for EUAs, beginning with contracts expiring December 2008. The Fund will not be leveraged. The Fund will hold long positions in futures contracts on EUAs. Initially, the Fund will hold contracts that have been developed by the European Climate Exchange and are listed and admitted to trading on ICE Futures on the electronic platform owned and operated by Intercontinental Exchange, Inc., known as the ICE Platform. The Fund may hold futures contracts on EUAs that are traded on other exchanges as well. AirSharesTM is not an investment company registered under the Investment Company Act of 1940.

These are speculative securities and their purchase involves a high degree of risk. Before you decide whether to invest in the Fund, read this entire Prospectus carefully.

YOU SHOULD CONSIDER ALL RISK FACTORS BEFORE INVESTING IN THE FUND. PLEASE REFER TO “THE RISKS YOU FACE” BEGINNING ON PAGE 13 OF THIS PROSPECTUS

•The Fund has no operating history.	• The Fund may be unable to achieve its investment objective.
•The Sponsor has no experience managing a commodity pool.	• The Fund is subject to fees and expenses that will be payable regardless of profitability.
•The trading price for the Shares may differ from the NAV per Share.	• The success of the Fund’s trading program will depend in part upon the skill of the commodity trading advisor, and its trading principals.
•Futures trading is highly volatile and even a small movement in market prices could cause large losses.	• You could lose all or substantially all of your investment.
•The Fund is not actively managed. The Sponsor will not attempt to avoid or limit losses resulting from a decline in the value of futures contracts on EUAs.

	Minimum Number of Shares to be Sold(1)	Maximum Number of Shares to be Sold	Price to the Public Per Share(2)	Upfront Selling Commissions(3)		Proceeds to the Fund(4)
Initial Offering Period:			$	.	%	.	%
Continuous Offering Period	n/a	n/a	NAV	none		100%

(1)           If the minimum number of Shares to be sold during the initial offering period is not reached or this offering is terminated by the Sponsor prior to the end of the initial offering period, the subscription proceeds will be returned, with interest, to each Authorized Participant as promptly as practicable (but in no event more than seven days) after the end of the initial offering period or such earlier date of termination.  No fees or other amounts will be deducted from the amounts returned to Authorized Participants.

(2)           Authorized Participants may subscribe for and agree to purchase Shares from the Fund in Baskets during the initial offering period at a price of $25.00 per Share or $2,500,000 per Basket.  After the initial offering period, Shares may be purchased from the Fund by Authorized Participants in Baskets at the NAV of 100,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges on which the Fund’s futures contracts are traded, whichever is later, on the date that a valid order to create a Basket is accepted by the Fund.  Investors who acquire Shares from Authorized Participants may pay a price that is higher than NAV per Share in respect of the continuous offering period depending upon, among other factors, the trading price of the Shares on NYSE Arca and the supply of and demand for Shares at the time of acquisition, however, the price of Shares purchased from Authorized Participants  is not expected to exceed the trading price of the Shares on NYSE Arca.

(3)           During the continuous offering period, investors are expected to be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor.  Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.  Also, the excess, if any, of the price at which an Authorized Participant sells a Share over the price paid by such Authorized Participant in connection with the creation of such Share in a Basket may be deemed to be underwriting compensation.

(4)           To be held in escrow during the initial offering period until the subscription minimum is subscribed for and the Sponsor determines to end the initial offering period early, the initial offering period expires or the offering is terminated by the Sponsor prior to the end of the initial offering period.  If the subscription minimum is reached and the Sponsor determines to end the initial offering period or the initial offering period expires, such proceeds will be turned over to the Fund for investment and trading.  During the continuous offering period, the proceeds of the offering will be paid directly to the Fund.

Period:

Minimum Investment: 100,000 Shares

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

AIRSHARESTM EU CARBON ALLOWANCES FUND IS NOT A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND IS NOT SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The Shares are neither interests in nor obligations of the Sponsor or any of its affiliates (other than the Fund). The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  , 2007 (Not for use after                          , 2008)

COMMODITY FUTURES TRADING COMMISSION
RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED TO THIS POOL BEGINNING AT PAGE 30 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, BEGINNING AT PAGE 10.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING AT PAGE 13.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL WILL TRADE FOREIGN FUTURES CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

CERTAIN NOTICES

AS OF THE DATE OF THIS PROSPECTUS, THIS POOL HAS NOT COMMENCED TRADING AND DOES NOT HAVE ANY PERFORMANCE HISTORY.

NEITHER THE POOL OPERATOR NOR ANY OF ITS TRADING PRINCIPALS HAS PREVIOUSLY OPERATED ANY OTHER POOLS OR TRADED ANY OTHER ACCOUNTS.

THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE REGISTRATION STATEMENT OF THE FUND. THE ENTIRE REGISTRATION STATEMENT IS POSTED AT THE SEC WEBSITE AT http://www.sec.gov. THE FUND WILL FILE QUARTERLY AND ANNUAL REPORTS WITH THE SEC. THE FILINGS OF THE FUND WILL BE POSTED AT THE SEC WEBSITE AT http://www.sec.gov.

i

REGULATORY NOTICES

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE SPONSOR, THE AUTHORIZED PARTICIPANTS OR ANY OTHER PERSON.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

THE BOOKS AND RECORDS OF THE FUND ARE MAINTAINED AS FOLLOWS: ALL MARKETING MATERIALS ARE MAINTAINED AT THE OFFICES OF ALPS DISTRIBUTORS, INC., 1625 BROADWAY, SUITE 2200, DENVER, COLORADO 80202; TELEPHONE NUMBER (303) 623-2577; BASKET CREATION AND REDEMPTION BOOKS AND RECORDS, ACCOUNTING AND CERTAIN OTHER FINANCIAL BOOKS AND RECORDS (INCLUDING FUND ACCOUNTING RECORDS, LEDGERS WITH RESPECT TO ASSETS, LIABILITIES, CAPITAL, INCOME AND EXPENSES, THE REGISTRAR, TRANSFER JOURNALS AND RELATED DETAILS) AND TRADING AND RELATED DOCUMENTS RECEIVED FROM FUTURES COMMISSION MERCHANTS ARE MAINTAINED BY [               ] AT [               ], TELEPHONE NUMBER [               ]. ALL OTHER BOOKS AND RECORDS OF THE FUND (INCLUDING MINUTE BOOKS AND OTHER GENERAL CORPORATE RECORDS, TRADING RECORDS AND RELATED REPORTS AND OTHER ITEMS RECEIVED FROM THE FUND’S COMMODITY BROKERS) ARE MAINTAINED AT THE FUND’S PRINCIPAL OFFICE, 420 LEXINGTON AVE., NEW YORK, NEW YORK 10170; TELEPHONE NUMBER (212) 867-7400. SHAREHOLDERS WILL HAVE THE RIGHT, DURING NORMAL BUSINESS HOURS, TO HAVE ACCESS TO AND COPY (UPON PAYMENT OF REASONABLE REPRODUCTION COSTS) SUCH BOOKS AND RECORDS IN PERSON OR BY THEIR AUTHORIZED ATTORNEY OR AGENT.

THE FUND MAY CONSTITUTE A COLLECTIVE INVESTMENT SCHEME AS DEFINED IN THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”). THE FUND IS NOT AUTHORIZED OR OTHERWISE RECOGNIZED IN THE UNITED KINGDOM AND THEREFORE WOULD BE CHARACTERIZED AS AN UNREGULATED COLLECTIVE INVESTMENT SCHEME FOR THE PURPOSES OF THE FSMA. AS SUCH, THE ISSUE AND DISTRIBUTION OF THIS PROSPECTUS IN THE UNITED KINGDOM IS RESTRICTED BY LAW. IN ADDITION, THIS PROSPECTUS HAS NOT BEEN APPROVED BY A PERSON AUTHORIZED TO CARRY ON INVESTMENT BUSINESS IN THE UNITED KINGDOM (AN “AUTHORIZED PERSON”) FOR THE PURPOSES OF SECTION 21(2)(B) OF THE FSMA. ACCORDINGLY, THIS PROSPECTUS CAN ONLY BE ISSUED OR DISTRIBUTED IN THE UNITED KINGDOM: (1) BY AN AUTHORIZED PERSON IN CIRCUMSTANCES PERMITTED BY CHAPTER II OF PART XVII OF THE FSMA AND RULES MADE THEREUNDER AND THE PROVISIONS OF THE FSMA (FINANCIAL PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED), OR BY A PERSON WHO IS NOT AN AUTHORIZED PERSON, IN CIRCUMSTANCES PERMITTED BY THE FSMA (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED); AND (2) IN CIRCUMSTANCES WHERE THE ISSUANCE OR DISTRIBUTION OF THIS PROSPECTUS WOULD NOT CONSTITUTE OR OTHERWISE RESULT IN AN OFFER OF TRANSFERABLE SECURITIES TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF PART VI OF THE FSMA. ANY OTHER

DISTRIBUTION OF THIS PROSPECTUS IN OR INTO THE UNITED KINGDOM IS UNAUTHORIZED. ANY PERSON ISSUING OR DISTRIBUTING THIS PROSPECTUS OR ANY PART OF IT MAY BE ACTING IN BREACH OF APPLICABLE LAW OR REGULATIONS AND ANY PERSONS RECEIVING THIS PROSPECTUS IN OR FROM THE UNITED KINGDOM IN CIRCUMSTANCES NOT FALLING WITHIN (1) OR (2) ABOVE MAY NOT RELY ON ITS CONTENTS. NO PART OF THIS PROSPECTUS SHOULD THEREFORE BE PUBLISHED, DISTRIBUTED OR OTHERWISE MADE AVAILABLE WITH UNRESTRICTED ACCESS IN ANY FORM IN THE UNITED KINGDOM.

AirSharesTM EU Carbon Allowances Fund

3.	The EU ETS only recently commenced operations during a first phase, with trading to date having largely been a “dry run” for trading to occur during the second phase (2008 — 2012) under the EU ETS.	13
4.	The market for EUAs may be volatile and illiquid.	14
5.	The futures contracts to be owned by the Fund have no intrinsic value.	14
6.	The Fund’s NAV may not always correspond to the market price of the Shares, with the result that Baskets may be created or redeemed at a value that differs from the market price of the Shares.	15
7.	The Fund’s performance may not always correlate with the changes in price of the contracts held in the Fund’s portfolio.	15
8.	The NAV calculation of the Fund may be overstated or understated if a settlement price is not available.	15
9.	The Fund is not actively managed and will not seek to obtain a profit or ameliorate losses caused by changes in the price of the portfolio contracts.	16
10.	NYSE Arca may halt trading in the Shares which would adversely impact your ability to sell Shares.	16
11.	The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.	16
12.	The Shares are a new securities product and their value could decrease if unanticipated operational or trading problems arise.	16
13.	The Sponsor and its management has never operated a commodity pool and the Commodity Trading Advisor has never engaged in trading activities involving EUAs	16
14.	The Fund has no operating or trading history.	16
15.	The Fund will invest in a single commodity and so may be subject to greater volatility than a more diversified commodity pool.	17
16.	The trading activities of the Fund will subject holders of Shares to currency risk.	17
17.	Fees and commissions are charged regardless of profitability and may result in depletion of assets.	17
18.	You cannot be assured of the Sponsor’s or CTA’s continued services, which discontinuance may be detrimental to the Fund.	17
19.	The Fund does not expect to make cash distributions.	17
20.	You may be adversely affected by redemption orders that are subject to postponement, suspension or rejection under certain circumstances.	17
21.	Large redemption requests during a short period of time could have an adverse effect on the Fund’s performance.	18
22.	Trades on foreign markets will not be subject to regulation by the CFTC.	18
23.	Shareholders will not have the rights enjoyed by investors in certain other investment vehicles.	18
24.	Shareholders will not have the protections associated with ownership of Shares in an investment company registered under the Investment Company Act of 1940.	18
25.	Various actual and potential conflicts of interest may be detrimental to shareholders.	19
26.	The current treatment of long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.	19
27.	Failure of the Commodity Broker to segregate assets may increase losses; despite segregation of assets, the Fund remains at risk of significant losses because the Fund may only receive a pro-rata share of the assets.	19
28.	Regulatory changes or actions may alter the nature of an investment in the Fund.	20
29.	Lack of independent advisers representing investors may adversely affect your interests.	20
30.	The value of the Shares will be adversely affected if the Fund is required to indemnify the Sponsor.	20

v

31.	Bankruptcy of the Fund or Shareholder Indemnification obligations may increase a Shareholder’s liability.	20
32.	Competing claims over ownership of intellectual property rights could adversely affect the Fund and an investment in the Shares.	20
FORWARD-LOOKING STATEMENTS		21
DESCRIPTION OF THE KYOTO PROTOCOL AND THE EUROPEAN UNION’S EMISSIONS TRADING SCHEME		22
Background		22
The Kyoto Protocol		22
The European Union Emissions Trading Scheme		24
DESCRIPTION OF ECX CFI FUTURES CONTRACTS		26
ECX CFI Futures Contracts		26
INVESTMENT STRATEGY		27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.		28
Critical Accounting Policies		28
Liquidity and Capital Resources		28
Market Risk		28
Credit Risk		28
Currency Risk		29
Off-balance Sheet Arrangements and Contractual Obligations		29
USE OF PROCEEDS		30
CHARGES AND EXPENSES		30
Management Fee		30
Organization and Offering Expenses		30
Brokerage Commissions and Fees		30
Routine Operational, Administrative and Other Ordinary Expenses		30
Extraordinary Fees and Expenses		30
WHO MAY SUBSCRIBE		31
CREATION AND REDEMPTION OF SHARES		31
Procedures for Creation of Baskets		32
Redemption Procedures		33
Suspension or Rejection of Redemption Orders		33
Creation and Redemption Transaction Fees		34
THE COMMODITY BROKER		34
CONFLICTS OF INTEREST		35
General		35
The Sponsor		35
The Commodity Trading Advisor		35
The Commodity Broker		35
Proprietary Trading/Other Clients		36
DESCRIPTION OF THE SHARES; CERTAIN MATERIAL TERMS OF THE AMENDED AND RESTATED TRUST DECLARATION		37
Description of the Shares		37
Principal Office; Location of Records		37
The Trustee		37
The Sponsor		38
The Commodity Trading Advisor		39
Fiduciary and Regulatory Duties of the Sponsor		40

Ownership or Beneficial Interest in the Fund	41
Management; Voting by Shareholders	41
Recognition of the Fund in Certain States	42
Possible Repayment of Distributions Received by Shareholders; Indemnification by Shareholders	42
Shares Freely Transferable	42
Book-Entry Form	43
Reports to Shareholders	43
Net Asset Value	43
Termination Events	44
DISTRIBUTIONS	45
THE ADMINISTRATOR	45
THE DISTRIBUTOR	45
THE SECURITIES DEPOSITARY; BOOK ENTRY SYSTEM; GLOBAL SECURITY	46
SHARE SPLITS	47
U.S. FEDERAL INCOME TAX CONSEQUENCES	48
Taxation as a Corporation; Treatment of U.S. Holders	48
Treatment of Non-U.S. Holders	49
PURCHASES BY EMPLOYEE BENEFIT PLANS	51
General	51
“Plan Assets”	51
Ineligible Purchasers	52
PLAN OF DISTRIBUTION	53
Initial Offering	53
Subscription Minimum	53
Escrow of Funds	53
Continuous Offering Period	53
Authorized Participants	53
LEGAL MATTERS	54
PATENT PENDING	54
STATEMENT OF FINANCIAL CONDITION OF THE FUND	54
WHERE YOU CAN FIND ADDITIONAL INFORMATION	54
PRIVACY POLICY OF THE SPONSOR	55
PART TWO
STATEMENT OF ADDITIONAL INFORMATION
GENERAL INFORMATION RELATING TO XSHARES ADVISORS LLC	61
THE FUTURES AND FORWARDS MARKETS	61
Futures Contracts	61
Hedges and Speculators	61
Futures Exchanges	61
Speculative Position Limits	62
Regulations	62
Margin	64

SUMMARY

The following is a summary of the material information included in this Prospectus and is intended for quick reference only. The remainder of this Prospectus contains more detailed information which you should read in its entirety, including all exhibits to this Prospectus, before deciding to make an investment in the Shares. This Prospectus is intended to be used beginning [                   , 2007].

The Fund

AirSharesTM EU Carbon Allowances Fund is a commodity pool that was formed as a Delaware statutory trust on August 13, 2007. The principal offices of the Fund are located at 420 Lexington Ave., New York, New York 10170, and its telephone number is (212) 867-7400. The Fund intends to offer Shares to the public on a continuous basis.

Investment Objective

The investment objective of the Fund is to provide investors with investment results which correspond generally, before payment of the Fund’s expenses and liabilities, to the performance of the nearest December expiration exchange-traded futures contracts for EUAs, beginning with contracts expiring December 2008. An EUA is an allowance to emit one metric tonne, or ton, of carbon dioxide equivalent that is transferable under the EU ETS. The EU ETS is a “cap and trade” emissions trading program established by the European Union, or EU, in furtherance of the joint commitment of its member states under the Kyoto Protocol to reduce their greenhouse gas emissions. The Kyoto Protocol, which was adopted pursuant to the United Nations Framework Convention on Climate Change, seeks to achieve the stabilization of greenhouse gas concentrations in the atmosphere at a level that would prevent adverse effects on the world’s climate system resulting from human activities. The developed countries that have ratified and are parties to the Kyoto Protocol have committed to adopt national policies and measures intended to return greenhouse gases generally to their 1990 levels. Each such party must meet its commitment over the 5-year period commencing January 1, 2008 and ending December 31, 2012, which we refer to as the Kyoto first commitment period.

The Fund’s portfolio of futures contracts will initially consist of long positions in ICE Futures ECX Carbon Financial Instrument Futures Contracts, which we refer to as ECX CFI Futures Contracts, that have been developed by the European Climate Exchange and listed and admitted to trading on the London-based ICE Platform operated by ICE Futures. ECX CFI Futures Contracts are standardized contractual instruments for futures on deliverable EUAs issued under the EU ETS. Each ECX CFI Futures Contract provides for delivery on a specified date at a specified price of 1,000 EUAs. The Fund will hold an unleveraged long position in the ECX CFI Futures Contracts expiring in December of the then-current year, except that, as the contracts near their expiration date, the Sponsor will cause the contracts to be “rolled” to contracts expiring in December of the next succeeding calendar year. Initially, the Fund will purchase ECX CFI Futures Contracts expiring in December 2008. Consistent with the Fund’s investment objective, the Sponsor will cause the Fund’s existing long positions to be closed when appropriate before expiration and reinvest the proceeds in the next vintage futures contracts, regardless of whether the value of its portfolio is rising, falling or flat over any particular period. The Fund may also invest in EUA futures contracts that trade on other exchanges. If the Kyoto Protocol or the EU ETS is extended, the Sponsor will determine and publicly disclose by no later than September 30, 2012, whether it will extend the operation of the Fund beyond December 2012.

The Fund will not be actively managed. It will not engage in activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of its portfolio of EUA futures contracts, or Futures Contracts. The Fund will hold cash and high credit quality short-term fixed income debt securities, or Short-Term Securities, for deposit with the Fund’s commodity brokers as margin to collateralize the

Fund’s long positions in futures contracts. There is not expected to be any meaningful correlation between the performance of the Fund’s fixed income securities and changes in the value of its portfolio of Futures Contracts. The Fund will seek to hedge the currency risk of adverse movements of the euro/dollar exchange rate associated with its portfolio of Futures Contracts and Short-Term Securities which are denominated in euros, and the Shares which are priced in dollars. While the investment objective of the Fund is to track generally the value of the underlying futures contracts, the Fund’s portfolio of fixed income securities and its hedging activities may cause a lack of correlation between the NAV of the Shares and the value of the Fund’s portfolio of futures contracts.

The Sponsor will have exclusive management and control of all aspects of the business of the Fund. The Sponsor may select and retain the Commodity Trading Advisor and Commodity Broker for the Fund on such terms as the Sponsor deems appropriate.

Advantages of investing in the Shares may include:

Ease and Flexibility of Investment.   Although there can be no assurance that an actively traded market in the Shares will develop, it is expected that the Shares will trade on NYSE Arca and investors will be able to buy and sell the Shares on NYSE Arca like other exchange-listed securities.

Margin.   Shares will be eligible for margin accounts.

Cost Efficient.   An investment in Shares may represent a cost-effective investment alternative for investors not otherwise in a position to invest directly in the market for EUAs or futures on EUAs.

In addition, retail investors can gain exposure to EUAs by purchasing individual or small lots of Shares through traditional brokerage accounts, without being subject to significantly higher minimum contract sizes required for directly establishing a position in the underlying EUAs or futures contracts on EUAs.

There can be no assurance that the Fund will achieve its investment objective. As of the date of this Prospectus, the Fund has not commenced trading and does not have any performance history. The value of the Shares is expected to fluctuate generally in relation to changes in the value of the Fund’s assets.

The Kyoto Protocol and EU Emissions Trading Scheme

The Kyoto Protocol is an international agreement made under the United Nations Framework Convention on Climate Change. Under the Kyoto Protocol, those developed countries that have ratified the Protocol have committed to reduce their emissions of carbon dioxide and five other greenhouse gases or engage in emissions trading if they maintain or increase emissions of those gases. The European Union established the European Union Emissions Trading Scheme, or EU ETS, as part of the joint commitment of the initial 15 member states to reduce their greenhouse gas emissions to 1990 levels. The EU ETS is currently the largest multi-national greenhouse gas emissions trading system in the world. Under the scheme, each member state has a national allocation policy, or NAP, which specifies caps on greenhouse gas emissions for specified greenhouse gas emitting facilities, or installations, within its borders. Each installation receives a designated amount of EUAs for an annual period, and must surrender allowances equivalent to its total emissions of carbon dioxide or other greenhouse gases during that period. If a facility’s emissions of greenhouse gas fall below its cap, it may sell all or some of its unused allowances directly to other EU emission facilities and/or trade allowances on the EU ETS. Conversely, if a facility emits a greater amount of greenhouse gas than its allowance allocation for an annual compliance period, it can purchase additional allowances for surrender at the end of that period. EUAs are held in a series of electronic national registries maintained by the member states of the EU and interconnected through a central EU registry.

While the Kyoto Protocol contemplates ongoing emission reduction efforts, commitments under the agreement currently extend only to December 2012.

ECX CFI Futures Contracts

The Fund’s portfolio of futures contracts will consist initially of long positions in ECX CFI Futures Contracts expiring in December 2008. ECX CFI Futures Contracts are standardized contracts developed by the European Climate Exchange and listed and admitted to trading on the ICE Platform operated by the ICE Futures exchange. Each ECX CFI futures contract is a contract for future delivery of one thousand EUAs.

European Climate Exchange; ICE Futures; ICE Platform

The European Climate Exchange, or ECX, manages the product development and marketing for ECX Carbon Financial Instruments futures, listed and admitted to trading on the ICE Futures electronic platform operated by ICE Futures. ICE Futures, which is a subsidiary of the IntercontinentalExchange®, is a Recognised Investment Exchange in the United Kingdom, supervised by the Financial Services Authority under the terms of the Financial Services and Markets Act 2000. Trading occurs on the ICE Platform from 7:00 a.m. to 5:00 p.m. Greenwich Mean Time (GMT). According to ECX, ECX/ICE Futures is the most liquid, pan-European platform for carbon emissions trading, attracting over 80% of the exchange-traded volume in that market.

All trades on the ICE Platform are cleared by LCH.Clearnet Limited (“LCHC”). According to LCHC, it is the leading independent central counterparty group in Europe, serving major international exchanges and platforms, equity, exchange-traded derivatives, energy, interbank interest rate swaps markets and the majority of the euro-denominated and sterling bond and repo markets.

Shares to be Listed on NYSE Arca

An application has been made to list the Shares of the Fund on NYSE Arca under the symbol [“       .”]  Secondary market purchases and sales of Shares on NYSE Arca will be subject to ordinary brokerage commissions and charges.

Purchases and Sales of Shares.

The Fund will accept subscriptions for Shares in Baskets from Authorized Participants during the initial offering period at $25.00 per Share ($2.5 million per Basket). The initial offering period will end on                    , 2007, unless (i) the subscription minimum is reached before that date and the Sponsor determines to end the initial offering period early or (ii) that date is extended by the Sponsor for up to an additional ninety (90) days. After the initial offering period, Shares can be directly purchased from or redeemed by the Fund only in Baskets, which may be created or redeemed only by Authorized Participants. It is expected that Baskets will be created when there is sufficient demand for Shares that the market price per Share is at a premium to the NAV per Share. Authorized Participants may then sell such Shares, which will be listed on NYSE Arca, to the public at prices that are expected to reflect, among other factors, the trading price of the Shares on NYSE Arca and the supply of and demand for Shares at the time of sale. The prices of the Shares are expected to be between the NAV per Share and the trading price of the Shares on NYSE Arca at the time of sale. Similarly, it is expected that Baskets will be redeemed when the market price per Share is at a discount to the NAV per Share. Retail investors seeking to purchase or sell Shares on any day will need to effect such transactions in the secondary market, on NYSE Arca, at the market price per Share.

Investors will be able to use the indicative intra-day NAV of the Fund to determine if they want to purchase or sell Shares in the secondary market.

Purchases or sales of Shares on NYSE Arca will typically be subject to customary brokerage commissions. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Available Pricing Information

The following table lists symbols and their related meanings for pricing purposes with respect to the Shares and the Fund:

[ ]	NYSE trading symbol
[ ]	Indicative intra-day value per Share of the Fund
[ ]	End of day NAV of the Fund
[ ]	End of day NAV per Share
[ ]	Current market price of each Futures Contract

All pricing information will be quoted in U.S. dollars, other than the current trading value of the euro-denominated Futures Contracts, which will be quoted in euros. The pricing information will be published as follows:

The current trading price per Share will be published continuously as trades occur throughout each trading day on the consolidated tape, Reuters and/or Bloomberg and on the Fund’s website at http://www.[          ], or any successor thereto.

The intra-day indicative value per Share of the Fund will be published by the Sponsor [once every fifteen seconds] throughout each trading day on the consolidated tape, Reuters and/or Bloomberg and on the Fund’s website at http://www.[          ], or any successor thereto.

The most recent end-of-day NAV of the Fund and NAV per Share will be published by the Sponsor as of the close of business of NYSE Arca on Reuters and/or Bloomberg and on the Fund’s website at http://www.[          ], or any successor thereto. The end-of-day NAV of the Fund will also be published the following morning on the consolidated tape.

The most recent trading value of each vintage Futures Contract is published on [TBD]  and on the Fund’s website at http://www.[          ], or any successor thereto.

CUSIP

The  CUSIP number for the Shares is [TBD].

Risk Factors

An investment in Shares involves a high degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 13.

The Fund has no operating history. Therefore, a potential investor does not have any performance history to evaluate in deciding whether to make an investment in the Shares.

The value of the Shares is expected to relate to the value of the underlying futures contracts for EUAs, such that an investment in the Shares will be subject to all the risks of trading EUAs. Those risks are substantial, including possibly illiquid and volatile trading markets, changing supply and demand for EUAs which may be impacted by changes in economic growth, output, efficiency measures undertaken by affected industries and possible new technology for curbing carbon emissions, changes in the European Commission’s regulation of carbon emissions, changes in oil and gas prices (which are alternative fuels to coal (the primary contributor of greenhouse gas) for power generation), shifting weather patterns, the continued willingness of parties to the Kyoto Protocol to continue to observe the carbon emissions limitations and other restrictions set forth in the Kyoto Protocol, and other  possible actions undertaken by the global community in response to perceived dangers of climate change caused by greenhouse gas.

The Sponsor, which will manage the Fund, and its principals have never operated a commodity pool or engaged in trading activities involving commodities, including EUAs. The past performances of the Sponsor’s management in other positions is no indication of its ability to manage an investment vehicle such as the Fund. If the experience of the Sponsor and its principals is not adequate or suitable to manage an investment vehicle such as the Fund, the operations of the Fund may be adversely affected and the value of the Shares may be adversely affected.

The trading activities of the Fund will take place initially on the ICE Futures exchange and the electronic ICE Platform, which are not subject to regulation by the Commodity Futures Trading Commission. As of the date of this Prospectus, the Sponsor has not identified any exchange other than ICE Futures on which it intends to trade futures contracts on EUAs. If the Sponsor determines that a sufficiently liquid market for futures contracts on EUAs develops on one or more exchanges other than ICE Futures, then the Fund may trade such futures contracts on such other exchanges.

There are risks that the changes in the price of the Shares on NYSE Arca will not closely track the changes in the prices of the futures contracts for EUAs. This could happen if the price of the Shares does not correlate closely with the NAV of the Fund or if the changes in the NAV of the Fund do not correlate closely with the price changes in the underlying futures contracts. If the price of the Shares does not track changes in the price of the futures contracts for EUAs, the Fund will not be able to achieve its investment objective.

The trading activities of the Fund will subject holders of Shares to currency risk. The price of EUAs and price of ECX CFI Futures Contracts will be denominated in euros while the Shares will trade in dollars. Changes in the value of the euro relative to the U.S. dollar alone may alone cause the trading price of the Shares to decline. The Fund is expected to use forward currency contracts or options to hedge against this risk but there can be no assurance that such hedging transactions will be available or, even if undertaken, effective. While hedging may provide protection against an adverse movement in currency exchange rates, it can also preclude the Fund from benefiting from a favorable movement in such exchange rates. In addition, prospective investors whose assets and liabilities are predominately in other currencies should take into account the potential risk of loss arising from fluctuations in value between the U.S. dollar and such other currencies.

There can be no assurance that the Fund will be able to avoid losses, significant or otherwise.  The Fund is subject to the fees and expense described herein and will be successful only if significant losses are avoided.

Unlike mutual funds or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, the Fund is not expected to distribute cash to Shareholders.

Shareholders will not have the protection associated with ownership of shares in an investment company registered under the Investment Company Act of 1940.

Certain potential conflicts of interest exist between the Sponsor and its affiliates and investors in the Fund. See “Conflicts of Interest” for a more complete disclosure of various conflicts. Although the Sponsor has established procedures designed to resolve certain of these conflicts equitably, the Sponsor has not established formal procedures to resolve all potential conflicts of interest. Consequently, investors may be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the Sponsor will attempt to monitor these conflicts, it is extremely difficult, if not impossible, for the Sponsor to ensure that no conflict will, in fact, result in adverse consequences to the Fund.

The Sponsor

XShares Advisors LLC, a Delaware limited liability company, will serve as Sponsor of the Fund. The Sponsor was formed on March 15, 2006. The Sponsor will serve as the commodity pool operator of the Fund. Neither the Sponsor nor any of its principals has ever before operated a commodity pool or managed a commodity trading account. The Sponsor will be registered as a commodity pool operator with the Commodity Futures Trading Commission, or the CFTC, and will be a member of the National Futures Association, or NFA, prior to the commencement of operations of the Fund. As a registered commodity pool operator with respect to the Fund, the Sponsor must comply with various regulatory requirements under the Commodity Exchange Act and the rules and regulations of the CFTC and the NFA, including investor protection requirements, antifraud prohibitions, disclosure requirements, and reporting and recordkeeping requirements. The Sponsor will also be subject to periodic inspections and audits by the CFTC and NFA.

The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, the Sponsor or any of its affiliates. An investment in the Shares is speculative and involves a high degree of risk.

The principal office of the Sponsor is located at 420 Lexington Ave., New York, New York 10170. The telephone number of the Sponsor is (212) 867-7400.

The Commodity Trading Advisor

Environmental Capital Management, LLC will serve as the Fund’s commodity trading advisor, or CTA, with primary responsibility for trading the Fund’s futures contracts and overseeing its foreign currency hedging activities. Prior to the commencement of the Fund’s operations, Environmental Capital Management, LLC will be registered with the CFTC as a as a commodity trading advisor, and will be a member of the NFA in such capacity. See “Description of the Shares; Certain Material Terms of the Amended and Restated Trust Declaration—The Commodity Trading Advisor” for more details.

The Commodity Broker

Fimat USA, LLC (“Fimat USA”) serves as the Fund’s clearing broker, or Commodity Broker, to execute and clear the Fund’s futures transactions and provide other brokerage-related services. Fimat Alternative Strategies, Inc. (“FAST”) may execute foreign exchange or other over the counter transactions with the Fund, as principal.

A variety of executing brokers selected by the Sponsor may execute futures transactions on behalf of the Fund. The executing brokers will give-up all such transactions to Fimat USA, which will serve as the Fund’s clearing broker. See “The Commodity Broker” for more details.

The Administrator

The Sponsor, on behalf of the Fund, has appointed Brown Brothers Harriman & Co., or Brown Brothers Harriman, as the administrator of the Fund and has entered into an Administration Agreement in connection therewith. Brown Brothers Harriman will also serve as the transfer agent, or Transfer Agent, of the Fund and has entered into a Transfer Agency and Service Agreement in connection therewith. See “The Administrator” for more details.

The Custodian

Brown Brothers Harriman will serve as custodian, or Custodian, of the Fund and has entered into a Global Custody Agreement, or Custody Agreement, in connection therewith.

The Distributor

The Sponsor, on behalf of the Fund, has appointed ALPS Distributors, Inc., or the Distributor, to assist the Sponsor and the Administrator with certain functions and duties relating to the creation and redemption of Baskets, including receiving and processing orders from Authorized Participants to create and redeem Baskets, coordinating the processing of such orders and related functions and duties. See “The Distributor” for more details.

Creation and Redemption of Shares

The Fund will create and redeem Shares from time-to-time, but only in one or more Baskets. A Basket is a block of 100,000 Shares. Baskets may be created or redeemed only by Authorized Participants. Except when aggregated in Baskets, the Shares are not redeemable securities. Authorized Participants pay a transaction fee of [$500] in connection with each order to create or redeem a Basket of Shares. Authorized Participants may sell the Shares included in the Baskets they purchase from the Fund to other investors.

See “Creation and Redemption of Shares” for more details.

Initial Offering Period

The Fund will accept subscriptions for Shares in Baskets from Authorized Participants at $25.00 per Share ($2.5 million per Basket) during an initial offering period ending [          ] unless (i) the subscription minimum is reached before that date and the Sponsor determines to end the initial offering period early or (ii) that date is extended by the Sponsor for up to an additional [ninety (90)] days.

Redemptions will not be permitted during the initial offering period.

Subscription Minimum

The minimum number of Shares that must be subscribed for by Authorized Participants prior to the commencement of trading, or the Subscription Minimum, is [                           ].

Affiliates of the Sponsor or the Administrator who are Authorized Participants may subscribe for Shares during the initial offering period and any such Shares subscribed for by such persons will be counted to determine whether the Subscription Minimum has been reached.

If the Sponsor determines to terminate the offering of Shares prior to the expiration of the initial offering period, all subscription monies will be returned with interest and without deduction for expenses to the subscribing Authorized Participants as promptly as practicable (but in no event more than seven days) after the date of such termination.

Escrow of Funds

Subscription funds received during the initial offering period will be deposited in an escrow account at Brown Brothers Harriman, and held there until the funds are either released for investment in the Fund for trading purposes or returned to the payors of such funds. An Authorized Participant’s escrowed subscription funds will earn interest, which will be retained by the Fund for the benefit of all investors unless such subscription is rejected or the offering of Shares is terminated prior to the end of the initial offering period, in which case the interest attributable to such subscription amount will be paid to such Authorized Participant upon the return of the subscription amount. No fees or other amounts will be deducted from an Authorized Participant’s subscription, which will be returned to such Authorized Participant as promptly as practicable (but in no event more than seven business days) after such rejection.

Continuous Offering Period

After the initial offering period has closed and trading has commenced, the Fund will issue Shares in Baskets to Authorized Participants continuously as of noon, New York time, on the business day immediately following the date on which a valid order to create a Basket is accepted by the Fund, at the NAV of 100,000 Shares as of the later of the closing time of NYSE Arca and the latest closing time of the exchanges on which Futures Contracts held by the Fund are traded on the date that a valid order to create a Basket is accepted by the Fund. The Sponsor may terminate the continuous offering at any time it deems appropriate.

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in Depository Trust Corporation, or DTC, and (3) have entered into an agreement with the Fund and the Sponsor (a Participant Agreement). The Participant Agreement sets forth the procedures for the creation and redemption of Baskets of Shares and for the delivery of cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Administrator. See “Creation and Redemption of Shares” for more details.

Net Asset Value

Net asset value, or NAV, of the Fund means the total assets of the Fund including, but not limited to, all cash and cash equivalents or other debt securities less total expenses and liabilities of the Fund, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting.

NAV per Share is the NAV of the Fund divided by the number of outstanding Shares.

See “Description of the Shares; Certain Material Terms of the Amended and Restated Trust Declaration—Net Asset Value” for more details.

Clearance and Settlement

The Shares are evidenced by global certificates that the Fund issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

Fees and Expenses

Management Fee

The Fund will pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to [0.95%] per annum of the NAV of the Fund [as of the last day of such month]. The Management Fee will be paid in consideration of the Sponsor’s commodity futures trading advisory services.

Organization and Offering Expenses

Expenses incurred in connection with organizing the Fund and the initial offering of the Shares will be paid by the Sponsor. Expenses incurred in connection with the continuous offering of Shares after the commencement of the Fund’s trading operations also will be paid by the Sponsor.

Brokerage Commissions and Fees

The Fund will pay to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than $[20.00] per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees will be determined on a contract-by-contract basis. The Sponsor does not expect brokerage commissions and fees to exceed [        %] of the NAV of the Fund in any year, although the actual amount of brokerage commissions and fees in any year may be greater.

Routine Operational, Administrative and Other Ordinary Expenses

The Fund will pay all of the routine operational, administrative and other ordinary expenses of the Fund, including, but not limited to, computer services, the fees and expenses of the Trustee, legal and accounting fees and expenses, tax preparation expenses, filing fees, and printing, mailing and duplication costs. Such routine expenses are not expected to exceed [         %] of the NAV of the Fund in any year, although the actual amounts of the routine operational, administrative and other ordinary expenses may be greater.

Extraordinary Fees and Expenses	The Fund will pay all the extraordinary fees and expenses, if any, of the Fund. Such extraordinary fees and expenses, by their nature, are unpredictable in terms of timing and amount.

Distributions

The Fund does not presently intend to make regular cash distributions.

Fiscal Year

The Fund’s fiscal year ends on December 31 on each year.

Financial Information

The Fund has only recently been organized and has no financial history.

U.S. Federal Income Tax Considerations

The Fund will be taxed as a corporation. Please refer to the “Material U.S. Federal Income Tax Considerations” section below for information on the potential United States federal income tax consequences of the purchase, ownership and disposition of Shares.

Break-Even Amounts

The estimated amount of all fees and expenses which are anticipated to be incurred by a new investor in Shares of the Fund during the first twelve months of investment is either (i) [  .  %] per annum of the NAV in respect of Shares purchased during the initial offering period or (ii) [  .  %] per annum of the NAV in respect of Shares purchased during the continuous offering period plus the amount of any commissions charged by the investor’s broker. Interest income is expected to be approximately [  .  %] per annum, based upon [                                  ]. Consequently, the Fund is expected to break-even in [           ] months provided that it (i) generates profits of at least [  .   %] per annum in respect of Shares purchased during the initial offering period or (ii) does not lose more than [  .  %] per annum in respect of Shares purchased during the continuous offering period plus the amount of any commissions charged by the investor’s broker. The brokerage commission rates an investor may pay to the investor’s broker in connection with a purchase of Shares during the continuous offering period will vary from investor to investor.

“Breakeven Table”

The “Breakeven Table” on the following page indicates the approximate percentage and dollar returns required for the value of an initial $  .   investment in a Share or an initial $     million investment in a Basket, respectively, to equal the amount originally invested twelve months after issuance.

The “Breakeven Table,” as presented, is an approximation only. The capitalization of the Fund does not directly affect the level of its charges as a percentage of its NAV, other than (i) administrative expenses (which are assumed for purposes of the “Breakeven Table” to equal the maximum estimated percentage of the average beginning of month NAV) and (ii) brokerage commissions.

[Remainder of page left blank intentionally.]

“Breakeven Table”

	Shares of the Fund(1)		Basket(2)
Expense	$	%	$	%
Management Fee(3)
Brokerage Commissions and Fees(4)
Routine Operational, Administrative and Other Ordinary Expense(5), (6)
Interest Income(7)
12-Month Break Even (initial offering period)
12-Month Break Even (continuous offering period)(8), (9)

1.                 The breakeven analysis set forth in this column assumes that the Shares have a constant month-end NAV and is based on $  .    as the NAV per Share. See “Charges” on page [    ] for an explanation of the expenses included in the “Breakeven Table.”

2.                 The breakeven analysis set forth in this column assumes that Baskets have a constant month-end NAV and is based on $     million as the NAV per Basket. See “Charges and Expenses” on page 30 for an explanation of the expenses included in the “Breakeven Table.”

3.                 From the Management Fee, the Sponsor will be responsible for paying the fees and expenses of the Administrator and the Distributor.

4.                 The actual amount of brokerage commissions and trading fees to be incurred will vary. The total amount of brokerage commissions and trading fees varies based upon the trading frequency of the Fund and the specific futures contracts traded.

5.                 Routine operational, administrative and other ordinary expenses not paid by the Sponsor out of the Management Fee include annual legal and audit expenses and other expenses that are fixed in amount and not charged as a percentage of NAV. Consequently, the percentage of NAV represented by these expenses will decrease as NAV increases and vice versa. These estimates are based on a NAV of $50 million.

6.                 In connection with orders to create and redeem Baskets, Authorized Participants will pay a transaction fee in the amount of [$500] per order. Because these transaction fees are de minimus in amount, are charged on a transaction-by-transaction basis (and not on a Basket-by-Basket basis), and are borne by the Authorized Participants, they have not been included in the Breakeven Table.

7.                 Interest income currently is estimated to be earned at a rate of [  .   %], based upon the current yield on [3 month U.S. Treasury bills].

8.                 It is expected that interest income will exceed the fees and costs incurred, other than selling commissions in respect of Shares purchased during the continuous offering period.

9.                 You may pay customary brokerage commissions in connection with purchases of Shares during the continuous offering period. Because such brokerage commission rates will vary from investor to investor, such brokerage commissions have not been included in the breakeven table. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Reports to Shareholders

The Sponsor will furnish you with annual reports as required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Fund. Monthly account

statements conforming to CFTC and NFA requirements will be posted on the Fund’s website at www.[      ]. Additional reports may be posted on the Fund’s website in the discretion of the Sponsor or as required by regulatory authorities.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus includes forward-looking statements that reflect the Sponsor’s current expectations about the future results, performance, prospects and opportunities of the Fund. The Sponsor has tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “should,” “estimate” or the negative of those terms or similar expressions. These forward-looking statements are based on information currently available to the Sponsor and are subject to a number of risks, uncertainties and other factors, both known, such as those described in “Risk Factors” and elsewhere in this Prospectus, and unknown, that could cause the actual results, performance, prospects or opportunities of the Fund to differ materially from those expressed in, or implied by, these forward-looking statements.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the Sponsor undertakes no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this Prospectus, as a result of new information, future events or changed circumstances or for any other reason after the date of this Prospectus.

Patent Application Pending

A patent application directed to the creation and operation of the Fund is pending at the United States Patent and Trademark Office.

THE SHARES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK

THE RISKS YOU FACE

The Shares are a speculative investment and involve a high degree of risk.  You should consider carefully the risks described below, as well as the other information included in this prospectus, before making an investment decision.

As the Shares are intended to provide investment results that relate directly to the value of the long positions held by the Fund in futures contracts for EUAs, fluctuations in the prices of those contracts could materially adversely affect the value of an investment in Shares.

Because the Shares are designed to correspond generally to the prices of the Futures Contracts held in the Fund’s portfolio, the value of the Shares will fluctuate based on the changes, positive or negative, in the value of futures contracts for EUAs issued under the EU ETS. Hence, investors will be exposed to the various substantial risks associated with trading in EUAs, including those material risks described below.

The value of the Shares depends on the continued effectiveness and implementation of the Kyoto Protocol and the EU ETS.

The Fund will hold long position in futures contracts on EUAs issued under the EU ETS. The EU ETS was implemented by the EU as part of a joint commitment by its member states to reduce their emissions of greenhouse gases in compliance with the Kyoto Protocol, to which they are signatories. The first commitment period under the Kyoto Protocol, which coincides with the second phase of the EU ETS, runs from 2008 to 2012. The value of the EUAs will depend, in part, on the continued willingness of the member states and other signatory countries to adhere to their commitments under the Kyoto Protocol. While there are mechanisms for enforcing compliance with the Protocol, these mechanisms are untested. Also, the Kyoto Protocol includes provisions for withdrawal by signatory countries after a notice period. The value of the EUAs may be materially adversely affected by the withdrawal of countries from the Kyoto Protocol. Moreover, if the signatory countries do not agree to additional commitment periods beyond the first commitment period which ends in 2012, the continued viability of the Kyoto Protocol can be expected to be called into question. Increased uncertainty regarding the willingness of signatory countries to extend the Kyoto Protocol past 2012 could adversely affect the volume and liquidity in the EU ETS market.

The effective operation of the EU ETS is dependent on the cooperation of the member states of the EU, and will be affected by a number of issues, including those relating to the national allocation policies adopted by member states, the operation of national registries, and the monitoring, reporting and verification of greenhouse gas emissions for cap and trade purposes. While there are mechanisms for enforcing compliance with the EU ETS, these mechanisms are largely untested. Moreover, the member states have not yet agreed to extend the EU ETS past 2012. Continuing uncertainty in this regard could adversely affect the volume and liquidity in the EU ETS market.

The EU ETS only recently commenced operations during a first phase, with trading to date having largely been a “dry run” for trading to occur during the second phase (2008 - 2012) under the EU ETS.

The Fund will hold long positions in future contracts on EUAs created as part of the EU ETS. The EU ETS is currently in its first phase of operations, which commenced in January 2005 and will end in December 2007. Subsequent phases are expected to run in successive 5-year periods that coincide with successive five year commitment periods under the Kyoto Protocol if and when those commitment periods are approved. The first phase of trading under the EU ETS has essentially been a “dry run” for educational purposes leading up to the second phase, which runs from January 2008 to December 2012. This second phase coincides with the initial 5-year commitment period, or the first commitment period, under the Kyoto Protocol. EUAs traded during the first phase cover only CO2 (the principal greenhouse gas). The first phase has included approximately 12,000 emission facilities drawn from the energy, pulp and paper, minerals, and metal sectors. The second phase is expected to expand to cover approximately 24,000 emission facilities and include additional industrial sectors, including chemicals. It is also expected to involve tighter emissions caps and may be expanded to include other greenhouse gases. Hence, trading of EUAs during the first phase of the EU ETS may not be indicative of trading during the second phase.

The market for EUAs may be volatile and illiquid.

The demand for EUAs under the EU ETS may vary as a result of a number of factors, with the result that the prices for EUAs may fluctuate widely and the market for EUAs may at times be illiquid. In addition to the factor disclosed above, factors which may affect the price and liquidity of EUAs include the following:

•       changes or proposed changes in the regulation of greenhouse gases by the European Union or member states;

•       the attractiveness to EU installations of alternative means to obtaining allowance credits, such as credits from developing countries through the Kyoto Protocol’s clean development mechanism, or CDM, or from other signatories to the Kyoto Protocol via the Kyoto Protocol’s joint implementation mechanism, or JI;

•       the hedging and trading strategies of emission facilities;

•       speculative trading by commodity pools and other market participants;

•       political and global events and global macroeconomic factors;

•       specific economic factors that affect owners of facilities that emit greenhouse gases;

•       shifting weather patterns, which may increase or decrease the output of greenhouse gases by emission facilities;

•       changes in oil and natural gas prices, which are an alternative fuel to coal for power generation; and

•       greenhouse gas reduction efforts by industry or new technology for reducing or sequestering greenhouse gas emissions.

The value of EUAs may also be impacted by future linkages, which will be by bilateral agreement, between the EU ETS and other emissions trading schemes and to the project mechanisms of the Kyoto Protocol.

There can be no assurance as to the size or the liquidity of the market that may develop for EUAs or EUA futures contracts, including ECX CFI Futures Contracts, particularly during the second and any later phases of the EU ETS. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. Illiquidity of the market for EUAs may adversely affect the value of the Fund’s futures contracts and the Fund’s ability to issue or redeem Shares. To the extent the Fund increases in asset size and opens larger trading positions, its illiquidity risk will increase by both making its positions more difficult to liquidate and increasing the losses that may be  incurred while trying to do so.

There can be no guarantee that the value of EUAs will increase over time. You may lose some or all of your investment in the Shares.

The futures contracts to be owned by the Fund have no intrinsic value.

Because the underlying contracts are futures contracts, every gain is offset by an equal loss to the counterparty. Futures trading is a risk transfer economic activity and does not provide a vehicle to participate over time in general economic growth. Unlike most alternative investments, an investment in

Shares of the Fund does not involve acquiring any asset with intrinsic value. The Shares may trade unprofitably at a time that overall stock and bond prices are rising significantly and the economy as a whole is prospering.

The Fund’s NAV may not always correspond to the market price of the Shares, with the result that Baskets may be created or redeemed at a value that differs from the market price of the Shares.

The NAV per share of the Shares will correspond to fluctuations in the market value of the portfolio of the Fund. Investors should be aware that the public trading price of the Shares may be different from the NAV of the Shares at any given time. Shares may trade at a premium over, or a discount to, their NAV. Consequently, an Authorized Participant may be able to create or redeem a Basket of Shares at a discount or a premium to the public trading price per Share of the Fund. Investors also should note that the size of the Fund in terms of total assets held may change substantially over time and from time-to-time as Baskets are created and redeemed.

Authorized Participants or their clients or customers may have an opportunity to realize a riskless profit if they can purchase a Basket at a discount to the public trading price of the Shares or redeem a Basket at a premium over the public trading price of the Shares. The Sponsor expects that the exploitation of such arbitrage opportunities by Authorized Participants and their clients and customers will tend to cause the public trading price to  track the NAV of the Shares closely over time.

The value of a Share may be influenced by the non-concurrent trading hours between NYSE Arca and the exchanges on which the Futures Contracts are traded. While the Shares will trade from 9:30 a.m. to 4:00 p.m. local time in New York, NY, the ECX CFI Futures Contracts, for example, are traded on the London-based ICE Platform from 7:00 a.m. to 5:00 p.m. local time in London, England, which corresponds to 2:00 a.m. to noon local time in New York during normal standard time. During period in which NYSE Arca is open and the ICE Platform is closed, trading spreads and the resulting premium or discount on the Shares may widen and, therefore, increase the difference between the public trading price of the Shares and the NAV of the Shares.

The Fund’s performance may not always correlate with the changes in price of the contracts held in the Fund’s portfolio.

It is possible that the Fund’s performance may not correlate with changes in the price of the contracts held in the Fund’s portfolio. Factors which may reduce such correlation include (i) the Fund’s asset mix will include a significant amount of Short-Term Securities held for deposit with commodity brokers for margin and collateral purposes, which will provide rates of return that vary from changes in the price of the Fund’s futures contracts; (ii) costs and expenses incurred in connection with the Fund’s investment activities; (iii) the management fee paid by the Fund to the Sponsor; (iv) currency risk and measures undertaken by the Fund to hedge against currency risk; and (iv) disruptions in the market for the EUAs or due to other extraordinary circumstances. To the extent the Fund’s performance does not correlate with changes in the price of the underlying contracts, the utility of using Shares as a hedge against losses in the EUAs cash market or to invest indirectly in EUAs will be diminished.

The NAV calculation of the Fund may be overstated or understated if a settlement price is not available.

Calculating the NAV of the Fund includes, in part, any unrealized profits or losses on open commodity future contracts. Under normal circumstances, the NAV of the Fund reflects the settlement price of open commodity future contracts on such calculation date. However, if a contract can not be liquidated on a given day, the NAV will be determined based on the settlement price of open contracts on the most recent day on which the position could have been liquidated. In such a situation, there is a risk that the calculation of the NAV of the Fund will not accurately reflect the realizable market value of such Futures Contract.

The Fund is not actively managed and will not seek to obtain a profit or ameliorate losses caused by changes in the price of the portfolio contracts.

The Fund is not actively managed by traditional methods. It will not engage in activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of its portfolio of futures contracts. Therefore, if the Fund’s long positions in contracts are declining, the value of the Shares likely will be adversely affected. The Fund does not expect to close out its long positions in futures contracts other than in connection with the expiration of such contracts. The Fund will not make use of any of the hedging techniques available to professional commodity futures traders to attempt to reduce the risks of losses resulting from declining prices for its contracts.

The NYSE Arca may halt trading in the Shares which would adversely impact your ability to sell Shares.

Trading in Shares may be halted due to market conditions or, in light of NYSE Arca rules and procedures, for reasons that, in the view of NYSE Arca, make trading in Shares inadvisable. In addition, trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline. There can be no assurance that the requirements necessary to maintain the listing of the Shares on NYSE Arca will continue to be met or will remain unchanged.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although we expect that the Shares will be listed on NYSE Arca, there can be no guarantee that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, the price you receive for your Shares, assuming that you are able to sell them at all, likely will be lower than that you would receive if an active market did exist.

The Shares are a new securities product and their value could decrease if unanticipated operational or trading problems arise.

If unanticipated difficulties arise in the process of creating and redeeming Baskets, potential market participants who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from the discrepancies between the trading price of the Shares and the NAV of the Shares may choose not to do so. There could also be unanticipated problems or issues with respect to the mechanics of the operations of the Fund and the trading of the Shares that could have a material adverse effect on an investment in the Shares. To the extent that unanticipated operational or trading problems or issues arise, the Sponsor’s past experience and qualifications may not be suitable for solving these problems or issues.

The Sponsor and its management has never operated a commodity pool and the Commodity Trading Advisor has never engaged in trading activities involving EUAs.

The past performances of the Sponsor, the CTA and their respective management in other positions is no indication of their ability to manage an investment vehicle such as the Fund. If the experience of the Sponsor, the CTA and their respective management is not adequate or suitable to manage an investment vehicle such as the Fund, the operations of the Fund may be adversely affected.

The Fund has no operating or trading history.

The Fund has no operating history or trading performance history on which to evaluate a potential investment in the Shares. Although past performance is not necessarily indicative of future results, if the Fund had a performance history, it might provide you with more information on which to evaluate an investment in the Shares. The historical trading performance of ECX CFI Futures Contracts also is not necessarily indicative of the future performance of the Fund.

The Fund will invest in a single commodity and so may be subject to greater volatility than a more diversified commodity pool.

The Fund will invest in exchange-traded futures contracts on a single commodity, EUAs.  Futures contracts have a high degree of price variability and are subject to occasional rapid and substantial price movements. Excessive speculation in futures can cause unreasonable or unwarranted price fluctuations. The limitation to futures contracts on a single commodity can be expected to result in a greater degree of volatility in NAV of the Fund. Consequently, you could lose all or substantially all of your investment in the Fund.

The trading activities of the Fund will subject holders of Shares to currency risk.

ECX CFI Futures Contracts and most of the assets of the Fund will be denominated in euros while the Shares will trade in U.S. dollars. Changes in the value of the euro relative to the U.S. dollar alone may cause the trading price of the Shares to decline. The Fund is expected to use forward currency contracts or options to hedge against this risk but there can be no assurance that such hedging transactions will be available or, even if undertaken, effective. While hedging may provide protection against an adverse movement in currency exchange rates, it can also preclude the Fund from benefiting from a favorable movement in such exchange rates.  In addition, changes in the value of the Fund’s euro-dominated investments during a particular month are not hedged. Thus, the Fund is subject to foreign exchange risk on such changes in value.

Fees and commissions are charged regardless of profitability and may result in depletion of assets.

The Fund is subject to the fees and expenses described herein which are payable irrespective of profitability. See “Breakeven Table” on page 11. Consequently, depending upon the performance of the Fund, including the interest rate environment and the amount of interest the Fund earns on its fixed income securities, the expenses of the Fund could, over time, result in losses to your investment in the Fund. You may never achieve profits, significant or otherwise, by investing in the Fund.

You cannot be assured of the Sponsor’s or CTA’s continued services, which discontinuance may be detrimental to the Fund.

You cannot be assured that either the Sponsor or the commodity trading advisor, or CTA, will be willing or able to continue to service the Fund for any length of time. If either the Sponsor or the CTA discontinues its activities on behalf of the Fund, the Fund may be adversely affected.

The Fund does not expect to make cash distributions.

The Sponsor intends to re-invest any income and realized gains in additional assets for the Fund rather than distribute cash in the form of cash dividends to Shareholders. Unlike mutual funds or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, the Fund generally is not expected, and has no obligation, to make periodic cash distributions to Shareholders.

You may be adversely affected by redemption orders that are subject to postponement, suspension or rejection under certain circumstances.

The Fund may, in its discretion, suspend the right of redemption or postpone the redemption settlement date (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders of the Fund. In addition, the Fund will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect a redeeming Authorized Participant. For example, the resulting delay may adversely affect the value of the Authorized Participant’s redemption proceeds if the NAV of the Fund declines during the period of delay. The Fund disclaims any liability for any loss or damage that may result from any such suspension or postponement.

Large redemption requests during a short period of time could have an adverse effect on the Fund’s performance.

If a substantial number of requests for redemption of Baskets are received by the Fund over a short period of time, the Fund may be required to close a large number of open positions in its futures contracts during a short period of time. If the Fund is required to close a large number of open positions in a short period of time, the Fund’s trading activity could cause the market value of futures contracts on EUAs, and by extension the NAV of the Fund, to decline in value. The risk that large redemption requests could adversely affect the performance of the Fund will be dependent in part on the liquidity in the market for EUA futures contracts. A lack of liquidity in the market for Futures Contracts can be expected to exacerbate the risk that large redemption requests could adversely affect the performance of the Fund.

Trades on foreign markets will not be subject to regulation by the CFTC.

Initially, all of the Funds futures trading activities will take place on the ICE Platform, a London-based trading platform operated by ICE Futures. The ICE Platform is a foreign market that is regulated by the U.K. Financial Services Authority. It is not subject to regulation by the CFTC, NFA or any domestic exchange. The Fund may also trade on other foreign exchanges if the Sponsor determines that a sufficiently liquid market for futures contracts on EUAs develops on one or more exchanges other than ICE Futures. The rights of market participants such as the Fund in the event of the insolvency or bankruptcy of a non-US market or broker are likely to be more limited than in the case of U.S. markets or brokers. Trades in ECX CFI Futures Contracts on the ICE Platform are not subject to the speculative position limits imposed by the Commodity Exchange Act to prevent speculators from taking excessive positions that can result in unreasonable or unwarranted price fluctuations. As a result, price movements in ECX CFI Futures Contracts may experience greater volatility on the ICE Platform than would be the case on a U.S. commodity exchange. Investors could incur substantial losses from the Fund’s trading on foreign commodity exchanges which would not otherwise have been incurred had the Fund’s trading been limited to regulated U.S. commodities exchanges.

Shareholders will not have the rights enjoyed by investors in certain other investment vehicles.

As interests in a Delaware statutory trust, the Shares have none of the statutory rights associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and the Funds are not required to pay regular distributions, although the Fund may pay distributions in the discretion of the Sponsor. The Fund is also not subject to certain investor protection provisions of the Sarbanes Oxley Act of 2002 and the NYSE Arca governance rules (for example, audit committee requirements).

Shareholders will not have the protections associated with ownership of Shares in an investment company registered under the Investment Company Act of 1940.

The Fund is not registered as an investment company under the Investment Company Act of 1940, and is not required to register under such Act. Consequently, Shareholders will not have the regulatory protections provided to investors in registered and regulated investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under limited circumstances) and limit sales loads will not apply to the Fund.

Various actual and potential conflicts of interest may be detrimental to shareholders.

The Sponsor and its management, all of whom are engaged in other investment activities, are not required to devote substantially all of their time to the business of the Fund, which presents the potential for numerous conflicts of interest with the Fund. Parties involved with the Fund may have a financial incentive to act in a manner other than in the best interests of the Fund and the Shareholders. The Sponsor has not established any formal procedure to resolve conflicts of interest. Consequently, investors are dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the Sponsor will attempt to monitor these conflicts, it will be extremely difficult, if not impossible, for the Sponsor to ensure that these conflicts do not, in fact, result in adverse consequences to the Shareholders.

The Fund may be subject to certain conflicts with respect to the Commodity Trading Advisor including, but not limited to the fact that the Commodity Trading Advisor and its management are not required to devote substantially all of their time to trading on behalf of the Fund.

The Fund may be subject to certain conflicts with respect to the Commodity Broker, including, but not limited to, conflicts that result from receiving greater amounts of compensation from other clients, or purchasing opposite or competing positions on behalf of third party accounts traded through the Commodity Broker.

The current treatment of long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, long-term capital gains are taxed to non-corporate investors at a maximum United States federal income tax rate of 15%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time and is currently scheduled to expire for tax years beginning after December 31, 2010.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS AND COUNSEL WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE SHARES OF THE FUND; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Failure of the Commodity Broker to segregate assets may increase losses; despite segregation of assets, the Fund remains at risk of significant losses because the Fund may only receive a pro-rata share of the assets.

The Commodity Exchange Act requires a clearing broker to segregate all funds received from customers from such broker’s proprietary assets. If the Fund’s commodity broker fails to do so, the assets of the Fund might not be fully protected in the event of the Commodity Broker’s bankruptcy. Furthermore, in the event of the Commodity Broker’s bankruptcy, the Fund could be limited to recovering only a pro rata share of all available funds segregated on behalf of the commodity broker’s combined customer accounts, even though certain property specifically traceable to the Fund was held by the Commodity Broker.

In the event of a bankruptcy or insolvency of ICE Futures or LCHC, the Fund could experience a loss of the funds deposited through its commodity broker as margin with the exchange or clearing house, and will experience the loss of any profits on its open positions on the exchange, as well as the loss of unrealized profits on its closed positions on the exchange.

Regulatory changes or actions may alter the nature of an investment in the Fund.

Considerable regulatory attention has been focused on non-traditional investment pools which are publicly distributed in the United States. There is a possibility of future regulatory changes altering, perhaps to a material extent, the operations of the Fund and the nature of an investment in the Shares. The timing, effect and magnitude of any such future regulatory change is impossible to predict but could be material and adverse.

Lack of independent advisers representing investors may adversely affect your interests.

The Sponsor has consulted with counsel, accountants and other advisers regarding the formation and operation of the Fund. No counsel has been appointed to represent you in connection with the offering of the Shares. Accordingly, you should consult your own legal, tax and financial advisers regarding the desirability of an investment in the Shares.

The value of the Shares will be adversely affected if the Fund is required to indemnify the Sponsor.

Under the Amended and Restated Declaration of Trust and Trust Agreement, the Sponsor has the right to be indemnified for any liability or expense it incurs without negligence or misconduct. Under the Amended and Restated Declaration of Trust and Trust Agreement the Trustee has the right to be indemnified for any liability or expense it incurs without negligence or misconduct. That means the Sponsor or the Trustee may require the assets of the Fund to be sold in order to cover losses or liability suffered by it. Any sale of that kind would reduce the NAV of the Fund and the value of the Shares.

Bankruptcy of the Fund or Shareholder indemnification obligations may increase a Shareholder’s liability.

The Shares of the Fund are limited liability investments; investors will not lose more than the amount that they invest plus any profits recognized on their investment. However, Shareholders could be required, as a matter of bankruptcy law, to return to the estate of the Fund any distributions they received at a time when the Fund was in fact insolvent or in violation of its Trust Declaration. In addition, although the Sponsor is not aware of this provision ever having been invoked in the case of any public commodity pool, Shareholders agree in the Trust Declaration that they will indemnify the Fund for any harm suffered as a result of:

•       Shareholders’ actions unrelated to the business of the Fund, or

•       taxes imposed on the Shares by the states or municipalities in which such investors reside.

Competing claims over ownership of intellectual property rights could adversely affect the Fund and an investment in the Shares.

The Sponsor is not aware of any third party intellectual property rights that may be infringed by the operation of the Fund in the manner described in this prospectus. However, financial institutions have been applying for an increasing number of finance and business method patents on a variety of investment vehicles, and third parties may allege or assert ownership of intellectual property rights that may relate to the design, structure and operation of the Fund. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, the issuance of any restraining orders or injunctions, or the ultimate disposition of such claims in a court of law may adversely affect the Fund and the value of the Shares by, for example, resulting in expenses or damages payable from the Fund’s assets or resulting in a termination of the Fund.

FORWARD-LOOKING STATEMENTS

This prospectus includes statements that relate to future events or future performance. In some cases, you  can identify these forward-looking statements by words such as “may”, “should”, “expect”, “plan”, “anticipate”,  “believe”, “estimate”, “predict”, “potential” or the negative of these terms or other comparable phrases. All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that may occur in the future, including matters such as changes in commodity prices and market Fund’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon assumptions and analyses made by the Sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, including under “Risk Factors,” general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies and other world economic and political developments. Consequently, the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, none of the Sponsor, the Trustee or any other person assumes responsibility for the accuracy or completeness of any forward-looking statements. None of the Trust, the Trustee or the Sponsor is under a duty to update any forward-looking statements to conform the statements to actual results or to a change in the expectations or predictions of these persons.

DESCRIPTION OF THE KYOTO PROTOCOL
AND THE EUROPEAN UNION’S EMISSIONS TRADING SCHEME

Background

The Kyoto Protocol has its origins in, and is an amendment to, the United Nations Framework Convention on Climate Change, or UNFCCC, which entered into force on March 21, 1994 following ratification by 191 nations,  including the United States. The UNFCCC is an international environmental treaty with the ultimate objective of stabilizing emissions of greenhouse gases (defined as those gaseous constituents of the atmosphere which absorb and re-emit infrared radiation) at a level low enough to prevent dangerous interference with the Earth’s climate system.  Signatories to the UNFCCC are broken into two main groups:  Annex I countries, which are primarily industrialized nations, and non-Annex I countries, which comprise primarily developing countries.

A guiding principle of the UNFCCC is that the Annex I countries should take the lead in combating climate change. Historically, these countries have been the greatest emitters of greenhouse gasses and, further, there is concern that placing emissions restrictions on developing countries will retard their social and economic development. To that end, the UNFCCC outlines certain nonbinding commitments relevant only to Annex I countries. Among other things, Annex I countries have agreed to adopt national policies to mitigate climate change and to report on the progress of their policies “with the aim” of reducing greenhouse gas emissions (particularly carbon dioxide) to their 1990 levels. The UNFCCC does not impose any immediate obligations on developing, or non-Annex I, countries with respect to reduction in their emission of greenhouse gases.

The UNFCCC sets no mandatory limits on greenhouse gas emissions by individual nations and contains no enforcement mechanisms. Rather, it includes provisions for updates, or protocols, that are to set mandatory emission limits for Annex I countries. The principal update is the Kyoto Protocol, which is an amendment to the UNFCCC. Only parties to the UNFCCC can sign or ratify the Kyoto Protocol.

The Kyoto Protocol

The Kyoto Protocol was adopted in December 1997, and came into force on February 16, 2005, following ratification by Russia on November 18, 2004. As of the date of this prospectus, a total of 175 countries and other governmental entities, including the European Union (at the time it had 15 member states), have signed and ratified the treaty.   The United States has not signed or ratified the Kyoto Protocol.

The central element of the Kyoto Protocol is its binding quantified emission limitation and reduction commitments for parties that are Annex I countries, which we refer to as an Annex I Party or Party. Each Annex I Party is obligated to meet its commitment over the 5-year period commencing January 1, 2008 and ending December 31, 2012, which is referred to as the Kyoto first commitment period. While the Kyoto Protocol calls for Parties to have made demonstrable progress in achieving their commitments by 2005, they have generally not done so.

Collectively, the assigned emissions limits for Annex I Parties for the Kyoto first commitment period correspond to an average of a 5.2 percent reduction in greenhouse gas emissions, from a base year (generally 1990) level of emissions by those countries. The greenhouse gases covered by the Kyoto Protocol are carbon dioxide, methane, nitrous oxide, sulfur hexafluoride, hydrofluorocarbons and perfluorocarbons emitted by the energy, industrial processes, solvent and other product use, agriculture and waste sectors. Under this system, each Party is given an initial “assigned amount” of greenhouse gas emissions to which it is to reduce its emissions level in the Kyoto first commitment period. The assigned amounts are denominated in assigned amount units, or AAUs, with each AAU essentially giving the holder the right to emit one ton of carbon dioxide equivalent. The AAUs are tracked by electronic databases called “national registries” established by each Annex I Party which, in turn, are to be interconnected through an “international transaction log,” or ITL, that tracks and verifies transactions between countries and is administered by the UNFCCC secretariat.

The Kyoto Protocol allows Parties to change their assigned amounts, and thus the level of their allowed emissions over the commitment period, through land use, land-use change and forestry (LULUCF) activities and through participation in the Kyoto Protocol’s “flexible mechanisms” described below. Through these activities, Parties may generate, cancel, acquire or transfer emissions allowances. These emission allowances are subject to explicit rules, depending on the underlying unit type. Use of these mechanisms is to be supplemental to each Party’s domestic action on greenhouse gases.

The “flexible mechanisms” created under the Kyoto Protocol are market-based approaches for achieving emissions reductions across borders. These mechanisms consist of emissions trading, the Clean Development Mechanism, or CDM, and the Joint Implementation mechanism, or JI. The flexible mechanisms were created in recognition that the cost of limiting emissions will vary considerably from region to region, while the effect on the atmosphere of reducing emissions is the same regardless of the region where the reduction occurs. The objective of the flexible mechanisms is to promote emission-reducing measures where their costs are lowest.

Under emissions trading, Parties that have AAUs to spare (units allocated to them but not needed) may sell their excess capacity to countries unable to achieve their emission limits. Although a Party may acquire an unlimited number of AAUs under emissions trading, the number of units a country may transfer is limited by that party’s commitment period reserve, or CPR, which is the minimum level of units that a Party must hold in its National Registry at all times. The level of a country’s CPR during a commitment period will equal the lower of 90% of its initial AAUs or 100% of its most recently reported (and verified) annual emissions during that commitment period. Although the Kyoto Protocol does not address domestic or regional systems for entity-level emissions trading, Kyoto emissions trading forms an umbrella under which national and regional trading systems operate, in that the entity-level trading uses Kyoto Protocol units and must be reflected in the Kyoto Protocol accounting. Thus, trading is reflected in national registries and, to the extent AAUs (or other Kyoto Protocol units) are traded across borders, the trading is to be tracked and verified by the ITL. The EU ETS is an example of a regional emissions trading system.

Under the Clean Development Mechanism, or CDM, Annex I Parties (and companies or other persons authorized by them) can earn certified emission reductions, or CERs, by investment in emission reduction projects in developing (non-Annex I) countries. CDM projects must meet numerous requirements and follow detailed procedures laid out by an executive board charged with supervision of CDM and accreditation of projects. CERs are to be registered in the ITL and, once the ITL is operational, may be transferred through emissions trading. The operation of the Joint Implementation, or JI, mechanism is similar to that of CDM, except that an Annex I Party invests in a project that reduces or removes emissions in another Annex I Party, and receives credits in the form of Emission Reduction Units, or ERUs, which may be registered in the ITL. The Kyoto Protocol contemplates successive five-year commitment periods, although the baselines, commitments and procedures for implementation have only been approved for the first commitment period. The determination of compliance by each Annex I Party will be made at the end of each five-year commitment period, by comparing the Party’s  total emissions during that period with its available assigned amount. Each Annex I Party’s available assigned amount is equal to its initial assigned amount, plus any additional Kyoto Protocol units (AAUs, CERs and ERUs) that the Party has acquired under the flexible mechanisms or issued for net removals from a LULUCF activity, minus any units the party has transferred or cancelled for net emissions from a LULUCF activity. Excess AAUs may be “banked” for use in the next 5-year commitment period or sold through emissions trading. CERs and ERUs from emission reduction projects may each be carried over up to a quantity equal to 2.5 percent of the Party’s initial assigned amount. If an Annex I Party has insufficient units to cover its emissions, then that country’s initial assigned amount for the subsequent commitment period will be reduced by a number sufficient to restore it to compliance plus a penalty equal to 30% of the shortfall, and that country will not be permitted to participate in the Kyoto flexible mechanisms.

The European Union Emissions Trading Scheme

Although the emission caps are national-level commitments, the Kyoto Protocol provides that two or more Annex I Parties may agree to fulfill their commitments jointly. At the end of the commitment period, the parties to a burden-sharing agreement will be considered to be in compliance if their total combined emissions are less than or equal to their total combined assigned amounts. The European Union, or EU, has opted to take advantage of this provision. The 15 Parties that were members of the EU when the Kyoto Protocol was adopted have entered into a legally binding burden sharing agreement to reduce their collective greenhouse gas emissions during the first commitment period by 8% below 1990 levels. The remaining EU member states, other than Cyprus and Malta, have individual targets under the Kyoto Protocol.

Phase I of the EU ETS began on January 1, 2005 and will run until December 31, 2007. Phase II will run from January 1, 2008 to December 31, 2012, and will coincide with the Kyoto first commitment period. The three-year Phase I trading period has been a pilot for emissions trading during the Kyoto first commitment period. As the covered industrial sectors and greenhouse gases traded during Phase I are a subset of those expected to covered and traded during Phase II, trading during Phase I should not be viewed as an indication of emissions trading on the EU ETS during Phase II.

The European Union Emissions Trading Scheme, or EU ETS, in which all 27 member states of the EU participate, was established by the EU to assist EU member states in complying with their Kyoto Protocol commitments. The European Commission has responsibility for the strategic development of the scheme, including approving national allocation plans, or NAPs, developed by each EU member state. The NAP sets forth the total quantity of emissions allowances (“European Union emissions allowances” or “EUAs”) to be allocated by a member state, and how the member state proposes to allocate them among covered installations within its borders. Like AAUs, each EUA entitles the holder to emit one ton of carbon dioxide equivalent; however, EUAs are valid only for purposes of meeting EU compliance requirements, and are transferable only in accordance with EU directives. At the end of each annual compliance period, covered installations are required to have sufficient EUAs to cover their installation’s actual emissions during that period. Emissions data for each annual compliance period must be verified and the requisite number of allowances surrendered. If an operator does not hold sufficient allowances to cover its total emissions at the compliance date, a penalty (rising from €40 in Phase I to  €100 in Phase II) per excess ton will apply.

The EU ETS uses a market-based mechanism to encourage the reduction of greenhouse gas emissions through the allocation and trade (cap and trade) of EUAs among the scheme’s trading partners to help meet their joint Kyoto commitment. Covered installations have the flexibility to buy EUAs (in addition to those received in their initial free allocation), or to sell any surplus allowances generated by reducing emissions below their allocation. The buying and selling of allowances takes place on an EU-wide market. Parties can access the market in several ways:

•       trading directly with other operators covered by the EU ETS;

•       buying or selling from intermediaries (such as banks and specialist traders);

•       using the services of a broker to find other buyers and sellers of allowances; or

•       trading on an exchange such as Ice Futures that lists carbon allowance products.

All transfers and surrenders of EUAs take place on a registry system comprised of electronic national registries established by the EU member states which are interconnected through a Community Independent Transaction Log, or CITL, which tracks and verifies transactions.

The “Linking Directive,” adopted by the EU parliament in April 2004, allows emission reduction units generated by the project-based Kyoto mechanisms (Emission Reduction Units, or ERUs, for JI and Certified Emission Reductions, or CERs, for CDM) to be used for compliance by companies operating under the EU ETS. While only EUAs can be recorded as trades on the registry system during Phase I, it is contemplated that, subject to specific rules, credits generated from Kyoto’s flexible mechanisms (emissions trading, CDM and JI) may also be used for EU ETS compliance purposes during Phase II.

DESCRIPTION OF ECX CFI FUTURES CONTRACTS

The assets of the Fund will consist initially of ECX CFI Futures Contracts, as well as cash or Short-Term Securities, which may be posted with the Fund’s commodity brokers to collateralize the Fund’s long positions in futures contracts. Set forth below is a summary description of the terms of the ECX CFI Futures Contract.

ECX CFI Futures Contracts

Each ECX CFI Futures Contract represents a notional amount of 1,000 EUAs, with each EUA being an entitlement to emit one ton of carbon dioxide equivalent gas. The contract is designed to facilitate the trading, risk management, hedging and physical delivery of EUAs in the EU ETS. The ECX CFI Futures Contract was developed by the European Climate Exchange, and is listed and traded by ICE Futures on the electronic platform owned and operated by Intercontinental Exchange, Inc., known as the ICE Platform. Trading in ECX CFI Futures Contracts began in April 2005 as the first exchange-traded and cleared futures contracts for EUAs. See “The Risks You Face—Trades on foreign markets will not be subject to regulation by the CFTC.”

Trading in ECX CFI Futures Contracts is cleared through LCH.Clearnet Ltd., or LCHC, as the central counterparty. Through these clearing arrangements, LCHC becomes the buyer to each clearing member’s futures commission merchant representing a seller of the contract and the seller to each clearing member’s futures commission merchant representing the buyer of the contract. As a result of these clearing arrangements, each trader holding a position in ECX CFI Futures Contracts is subject only to the credit risk of LCHC and the futures commission merchant carrying its position in ECX CFI Futures Contracts. See “The Risks You Face—Failure of the Commodity Broker to segregate assets may increase losses; despite segregation of assets, the Fund remains at risk of significant losses because the Fund may only receive a pro-rata share of the assets”. LCHC is the main central counterparty for the UK’s financial markets, providing central counterparty services for equity, bond and derivatives trading on the London Stock Exchange, the London Metal Exchange, Euronext.LIFFE and ICE Futures. LCHC is regulated by the U.K. Financial Services Authority and is a “Designated Clearing Organization” subject to the rules of the CFTC and the Commodity Exchange Act.

For Phase II of the EU ETS there are five listed ECX CFI Futures Contracts, expiring in December in each of the years 2008 to 2012. The expiry date is 5:00 p.m., London time, on the last Monday in December, subject to earlier expiration on the penultimate or ante-penultimate Monday if the otherwise scheduled expiration date, or any of the four days succeeding such day, is not a business day. ECX CFI Futures Contracts may be settled in cash or by physical delivery of registered EUAs from the account of the selling member through the holding account of LCHC to the account of the buyer member. The Fund will only cash settle its ECX CFI Futures Contracts. The cash settlement value of an ECX CFI Futures Contract on any day is the weighted average of trades during a closing period established by ICE Futures, which is currently 4:00 p.m. to 4:15 p.m., London time. If trading during the closing period falls below a specified threshold, the final cash settlement value may be determined based on quoted prices by market participants or other factors considered relevant by ICE Futures.

ECX CFI future contracts require deposits of initial margin by the seller and buyer as well as payments of daily variation margin as the value of the contracts fluctuate. Initial margin is determined by LCHC [using SPAN], and at the date of this prospectus was euro [  .    ] per EUA or euro [        ] per contract. LCHC marks to market each ECX CFI Futures Contract at the end of each trading day, with the profit or loss being taken each day throughout the life of the contact. LCHC may also make intra-day margin calls as a result of unexpected price movements or the existence of events or situations which LCHC believes may affect the trading price.

Upon liquidation or settlement of an ECX CFI Futures Contract, the buyer and seller will receive back their initial margin deposit, adjusted for variation margin paid or received with respect to the contract during the period it was held.

Trading in ECX CFI Futures Contracts may also be effected through the following trading mechanisms:  exchange of futures for physicals (the exchange of futures contracts at the time of delivery), or EFPs; exchange of futures for swaps (the delivery of a futures contract in exchange for a cash settled swap position in EUAs), or EFS; and block trades. EFPs and EFSs may be reported to ICE Futures for registration by LCHC up to 30 minutes after the close of trading each day and up to 30 minutes after the cessation of trading in the relevant contract month on expiry days. Block trades are in minimum lots of 50, and may involve two or more different listed contracts and / or strike prices of the same contract. All block trades must be reported within 5 minutes of execution. EFPs, EFSs and block trades are not counted in determining settlement prices.

INVESTMENT STRATEGY

In managing the Fund’s assets, the Sponsor will not use a technical trading system that issues buy and sell orders. Instead, each time a Basket is purchased, the Sponsor will purchase Futures Contracts that have an aggregate face amount that approximates the amount of cash received upon the issuance of one or more Baskets.  Initially, the Fund expects to conduct its futures trading activity using ECX CFI Futures Contracts traded on the ICE Platform. However, if the Sponsor determines that a sufficiently liquid market for futures contracts on EUAs develops on one or more exchanges other than ICE Futures, then the Fund may trade such futures contracts on such other exchanges. Pursuant to the Fund’s trading rules, or Rule Set, the proceeds of the initial offering will be used to establish a long position in the ECX CFI Futures Contract expiring in December 2008. While it is contemplated that the Fund will make significant investments in ECX CFI Futures Contracts, it may also invest in EUA futures contracts traded on other exchanges.

ECX CFI Futures Contracts are physically settled but AirShares does not anticipate holding the contracts until expiration or settling contracts by taking physical delivery of the underlying EUAs. Rather, it is anticipated that the CTA will close existing positions when it is determined appropriate to do so, and reinvest the proceeds in the EUA futures contracts expiring in the next succeeding year through 2012. Positions may also be closed out to meet orders for Redemption Baskets.

By remaining invested as fully as possible in ECX CFI Futures Contracts and other EUA futures contracts, the Sponsor believes that changes in the Fund’s NAV should correspond generally to changes in the prices of the futures contracts in which the Fund invests.  But See “The Risks You Face—The Fund’s performance may not always correlate with the changes in price of the contracts held in the Fund’s portfolio.”

Upon the amendment of the Kyoto Protocol to provide for commitments beyond 2012, or an agreement amongst the European Union countries to establish Phase III of the EU ETS, the Sponsor will determine by September 30, 2012 whether to extend the operation of the Fund beyond December 2012.

From time to time, and consistent with the parameters described above, the Sponsor may determine to add new EUA futures contracts to the Fund portfolio. The Sponsor may determine in the exercise of its fiduciary duty to effect the early dissolution of the Fund upon the occurrence of certain events.

The Fund will deposit cash or Short-Term Securities with the Futures Commission Merchant, FCM, as collateral for its positions in ECX CFI Futures Contracts. The Fund will earn interest on the amounts posted as collateral with the FCM. Brown Brothers Harriman, as Custodian and Administrator, will hold the Fund’s other cash and debt securities pursuant to a custodial agreement.

The Fund will hedge the initial U.S. Dollar denominated investment with a swap transaction, in which it will buy the euro at the spot price and sell the amount forward one month. The Fund will rebalance this hedge at the end of each month with a swap transaction in which it will buy the euro at the spot price in the amount equal to the forward trade to be settled, and sell the euro forward one month in an amount equal to the mark to market value of the euro futures contract plus the amount of euro cash balances and euro-denominated cash equivalent balances held by the Fund. The CTA will oversee the Fund’s currency hedging activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. The Fund’s application of these policies involves judgments and actual results may differ from the estimates used.

Liquidity and Capital Resources

As of the date of this prospectus, the Fund has not begun trading activities. Once the Fund begins trading activities, it is anticipated that all of its total net assets will consist of EUA futures contracts and Short-Term Securities and cash, a portion of which will be used as margin for the Fund’s trading in commodities. The percentage that assets posted as margin will bear to the total net assets will vary from period to period as the market value of the underlying EUA futures contracts changes. The balance of the net assets will be held in the Fund’s commodity trading account or in a custodial account at Brown Brothers Harriman.

Interest earned on the assets posted as collateral will be paid to the Fund and used to pay the Management Fee.

The Fund’s commodity contracts may be subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons that could prevent the Fund from promptly liquidating its commodity futures positions.

Since the Fund will trade futures contracts, its capital will be at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Since these contracts will be denominated in euros, the Fund will also be subject to currency exchange risk.

Market Risk

The Fund will hold EUA futures contracts, as well as cash and Short-Term Securities as a result of the inherent leverage in a futures position. Because of this limited diversification of the Fund’s assets, fluctuations in the value of the underlying EUA futures contracts are expected to greatly affect the price of the Shares. The market risk to be associated with the Fund’s commitments to purchase commodities will be limited to the gross or face amount of the contracts held. The Fund is not designed to be leveraged. The NAV of the Fund will correspond generally to the notional value of the Fund’s long position in futures contracts.

The Fund’s exposure to market risk will be influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Fund’s trading as well as the development of drastic market occurrences could ultimately lead to a loss of all or substantially all of investors’ capital.

Credit Risk

When the Fund enters into futures contracts, it is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts is the clearing house associated with the particular exchange. In general, clearing houses are backed by their corporate members who may be required to share in the financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearing house is not backed by the clearing members (i.e., some foreign exchanges), it may be backed by a consortium of banks or other financial institutions. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Fund.

Currency Risk

The Fund will enter into futures contracts that are denominated in euros while the Shares will be priced in dollars. As a result, the Fund will be exposed to currency risk. While the Fund is expected to use forward currency contracts or options to hedge against this risk, there can be no assurance that such hedging transactions will be available or, even if undertaken, effective. In addition, changes in the value of the Fund’s euro-dominated investments, such as its ECX CFI Futures Contracts, during a particular month are not hedged. Thus, the Fund is subject to foreign exchange risk on such changes in value.   While hedging may provide protection against an adverse movement in currency exchange rates, it can also preclude the Fund from benefiting from a favorable movement in such exchange rates. In addition, prospective investors whose assets and liabilities are predominately in other currencies should take into account the potential risk of loss arising from fluctuations in value between the U.S. dollar and such other currencies. See “Description of ECX CFI Futures Contracts—ECX CFI Futures Contracts”.

Off-balance Sheet Arrangements and Contractual Obligations

As of the date of this prospectus, the Fund has not utilized, nor does it expect to utilize in the future, special purpose entities to facilitate off-balance sheet financing arrangements. The Fund has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions related to certain risks service providers undertake in performing services which are in the best interests of the Fund. While the Fund’s exposure under such indemnification provisions cannot be estimated, these general business indemnifications are not expected to have a material impact on either the Fund’s financial position.

The Fund’s contractual obligations are with the Sponsor and the Commodity Broker. Management Fee payments made to the Sponsor are calculated as a fixed percentage of the Fund’s Net Asset Value. Commission payments to the Commodity Broker are on a contract-by-contract, or round-turn, basis. As such, the Sponsor cannot anticipate the amount of payments that will be required under these arrangements for future periods as net asset values are not known until a future date. These agreements are effective for one year terms, renewable automatically for additional one year terms unless terminated. Additionally, these agreements may be terminated by either party for various reasons.

USE OF PROCEEDS

A substantial amount of proceeds received by the Fund will be used by the Fund to engage in the trading of Futures Contracts on EUAs, with a view toward tracking the value of those contracts, less the expenses of the operation of the Fund. The Fund’s portfolio will also include high credit quality short-term fixed income debt securities, or Short-Term Securities. Short-Term Securities may be deposited with the Fund’s commodity brokers as margin to collateralize the Fund’s long positions in futures contracts, and otherwise will be held in custody accounts in the name of the Fund.

CHARGES AND EXPENSES

Management Fee

The Fund will pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to [0.95%] per annum of the NAV of the Fund. The Management Fee will be paid in consideration of the Sponsor’s commodity futures trading advisory services.

Organization and Offering Expenses

Expenses incurred in connection with organizing the Fund and the initial offering of the Shares will be paid by the Sponsor. Expenses incurred in connection with the continuous offering of Shares after the commencement of the Fund’s trading operations also will be paid by the Sponsor.

Brokerage Commissions and Fees

The Fund will pay to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than [$20.00] per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees will be determined on a contract-by-contract basis. The Sponsor does not expect brokerage commissions and fees to exceed [0.     %] of the NAV of the Fund in any year, although the actual amount of brokerage commissions and fees in any year may be greater.

Routine Operational, Administrative and Other Ordinary Expenses

The Fund will pay all of the routine operational, administrative and other ordinary expenses of the Fund generally, including, but not limited to, computer services, the fees and expenses of the Trustee, legal and accounting fees and expenses, tax preparation expenses, filing fees, and printing, mailing and duplication costs. Such routine expenses are not expected to exceed [0.0%] of the net asset value of the Fund in any year, although the actual amounts of the routine operational, administrative and other ordinary expenses may be greater. Routine operational, administrative and other ordinary expenses not paid by the Sponsor out of the Management Fee include annual legal and audit expenses and other expenses that are fixed in amount and not charged as a percentage of the Fund’s NAV.  Consequently, the percentage of the Fund’s NAV represented by these expenses will decrease as net asset value increases and vice-versa. These estimates are based on a NAV of [$_0 million].

Extraordinary Fees and Expenses

The Fund will pay all its extraordinary fees and expenses, if any, as determined by the Sponsor. Extraordinary fees and expenses are fees and expenses which are non-recurring and unusual in nature, such as legal claims and liabilities and litigation costs and any permitted indemnification payments related thereto. Extraordinary fees and expenses shall also include material expenses which are not currently anticipated obligations of the Fund or of exchange-traded futures funds in general. Routine operational, administrative and other ordinary expenses will not be deemed extraordinary expenses.

WHO MAY SUBSCRIBE

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in DTC, and (3) have entered into an agreement with the Fund and the Sponsor (a Participant Agreement). The Participant Agreement sets forth the procedures for the creation and redemption of Baskets of Shares and for the delivery of cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Administrator. See “Creation and Redemption of Shares” for more details.

CREATION AND REDEMPTION OF SHARES

The Fund creates and redeems Shares from time-to-time, but only in one or more Baskets. A Basket is a block of 100,000 Shares. Baskets may be created or redeemed only by Authorized Participants. Except when aggregated in Baskets, the Shares are not redeemable securities. Authorized Participants pay a transaction fee of [$500] in connection with each order to create or redeem a Basket of Shares. Authorized Participants may sell the Shares included in the Baskets they purchase from the Fund to other investors.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions, and (2) participants in DTC. To become an Authorized Participant, a person must enter into a Participant Agreement which sets forth the procedures for the creation and redemption of Baskets and for the payment of cash required for such creations and redemptions. The Participant Agreement and the related procedures attached thereto may be amended without the consent of any Shareholder or Authorized Participant. An Authorized Participant is required to pay a transaction fee of [$500] per order to create or redeem Baskets. An investor buying or selling the Fund in the secondary market will pay a commission to his broker in an amount established by the broker. Investors who hold Shares will also pay the annual fund operating expenses described in the table above. Authorized Participants who purchase Baskets from the Fund receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Fund, and no such person has any obligation or responsibility to the Sponsor or the Fund to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act of 1933 (the Securities Act), as described in “Plan of Distribution.”

Each Authorized Participant must be registered as a broker-dealer under the Securities Exchange Act of 1934 (the Exchange Act) and regulated by the Financial Industry Regulatory Authority, or FINRA, or exempt from being or otherwise not be required to be so regulated or registered, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets.

Persons interested in purchasing Baskets should contact the Sponsor or the Administrator to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

Under the Participant Agreements, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities. The Sponsor has agreed to reimburse the Authorized Participants, solely from and to the extent of the Fund’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Fund’s Trust Declaration and the form of Participant Agreement for more detail. The Fund’s Trust Declaration and the form of Participant Agreement are filed as exhibits to the registration statement of which this Prospectus is a part.

Procedures for Creation of Baskets

On any business day, an Authorized Participant may place an order with the Fund to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when banks in New York City or London are required or permitted to be closed. Purchase orders must be placed by 10:00 a.m., New York time. The day on which the Fund receives a valid purchase order is the purchase order date. Purchase orders are irrevocable. By placing a purchase order, and prior to delivery of such Baskets, an Authorized Participant’s DTC account is charged the non-refundable transaction fee due for the purchase order.

Determination of required payment

The total payment required to create each Basket is the NAV of 100,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges on which the Fund’s futures contracts are traded, whichever is later, on the purchase order date. Baskets are issued as of noon, New York time, on the Business Day immediately following the purchase order date at net asset value per Share as of the closing time of NYSE Arca or the last to close of the exchanges on which the Fund’s futures contracts are traded, whichever is later, on the purchase order date, but only if the required payment has been timely received.

Because orders to purchase Baskets must be placed by 10:00 a.m., New York time, but the total payment required to create a Basket will not be determined until later  on the date the purchase order is received, Authorized Participants will not know the total amount of the payment required to create a Basket at the time they submit an irrevocable purchase order for the Basket. The Fund’s NAV and the total amount of the payment required to create a Basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of purchase orders

The Sponsor may reject a purchase order if:

•        It determines that the purchase order is not in proper form;

•        The Sponsor believes that the purchase order would have adverse tax consequences to the Fund or its Shareholders; or

•        Circumstances outside the control of the Sponsor make it, for all practical purposes, not feasible to process creations of Baskets.

The Sponsor will not be liable for the rejection of any purchase order.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Sponsor to redeem one or more Baskets. Redemption orders must be placed by 10:00 a.m., New York time. The day on which the Sponsor receives a valid redemption order is the redemption order date. Redemption orders are irrevocable. The redemption procedures allow Authorized Participants to redeem Baskets. Individual Shareholders may not redeem directly from the Fund. Instead, individual Shareholders may only redeem Shares in integral multiples of 100,000 and only through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Fund not later than noon, New York time, on the business day immediately following the redemption order date. By placing a redemption order, and prior to receipt of the redemption proceeds, an Authorized Participant’s DTC account is charged the non-refundable transaction fee due for the redemption order.

Determination of redemption proceeds

The redemption proceeds from the Fund consist of the cash redemption amount. The cash redemption amount is equal to the NAV of the number of Basket(s) requested in the Authorized Participant’s redemption order as of the closing time of NYSE Arca or the last to close of the exchanges on which the Fund’s futures contracts are traded, whichever is later, on the redemption order date. The Sponsor will distribute the cash redemption amount at noon, New York time, on the business day immediately following the redemption order date through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system.

Delivery of redemption proceeds

The redemption proceeds due from the Fund are delivered to the Authorized Participant at noon, New York time, on the business day immediately following the redemption order date if, by such time on such business day immediately following the redemption order date, the Fund’s DTC account has been credited with the Baskets to be redeemed. If the Fund’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Sponsor receives the fee applicable to the extension of the redemption distribution date which the Sponsor may, from time-to-time, determine and the remaining Baskets to be redeemed are credited to the Fund’s DTC account by noon, New York time, on such next business day. Any further outstanding amount of the redemption order shall be canceled. The Sponsor is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Fund’s DTC account by noon, New York time, on the business day immediately following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor may determine from time-to-time.

Suspension or Rejection of Redemption Orders

The Sponsor may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Sponsor will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fees

To compensate the Administrator for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee of [$500] per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor. The Sponsor will notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

Monthly account statements conforming to CFTC and NFA requirements are posted on the Fund’s website at [www.                 ]. Additional reports may be posted on the Fund’s website in the discretion of the Sponsor or as required by regulatory authorities.

THE COMMODITY BROKER

Fimat USA, LLC (“Fimat USA”) serves as the Fund’s clearing broker to execute and clear the Fund’s futures transactions and provide other brokerage-related services. Fimat Alternative Strategies, Inc. (“FAST”) may execute foreign exchange or other over the counter transactions with the Fund, as principal. Fimat USA and FAST are indirect wholly owned subsidiary of Société Générale and are members of the Fimat Group (the Fimat Group refers to all companies or divisions of companies owned directly or indirectly by Société Générale bearing the “Fimat” name). We refer to Fimat USA and FAST, collectively, as the Commodity Broker. As of June 1, 2007, the Fimat Group is present on 48 derivatives exchanges and 20 stock exchanges worldwide. Fimat USA is a futures commission merchant and broker dealer registered with the Commodity Futures Trading Commission and the Securities and Exchange Commission, and is a member of the National Futures Association and National Association of Securities Dealers, Inc. Fimat USA is also a clearing member of all principal futures exchanges located in the United States as well as a member of the Chicago Board Options Exchange, International Securities Exchange, New York Stock Exchange, Options Clearing Corporation, and Government Securities Clearing Corporation. FAST is an eligible swap participant that is not registered or required to be registered with the CFTC or the SEC, and is not a member of any exchange.

Fimat USA and FAST are headquartered at 630 Fifth Avenue, Suite 500, New York, NY 10111 with branch offices in San Francisco, California; Chicago, Illinois; Philadelphia, Pennsylvania; Kansas City, Missouri; and Houston, Texas.

Except as described below, neither Fimat USA, FAST nor any of their principals has been the subject of any material administrative, civil, or criminal action within the past five years, nor is any such action pending. In 2002, the Chicago Board of Trade charged Fimat with various violations of its rules related to Fimat’s execution of certain combination trades during 2001 involving at least one Chicago Board of Trade transaction. Without admitting or denying the Chicago Board of Trade’s allegations, Fimat settled this matter by payment of a $500,000 fine and undertaking to make restitution to affected customers.

A variety of executing brokers selected by the Sponsor may execute futures transactions on behalf of the Fund. The executing brokers will give-up all such transactions to Fimat USA, which will serve as the Fund’s clearing broker.

The Fund will pay to the Commodity Broker all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities. On average, total charges paid to the Commodity Broker are expected to be less than [$20.00] per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees will be determined on a contract-by-contract basis. The Sponsor does not expect brokerage commissions and fees to exceed [        ]% of the NAV of the Fund per year on average, although the actual amount of brokerage commissions and fees in any given year may be greater.

Additional or replacement Commodity Brokers may be appointed in respect of the Fund in the future.

CONFLICTS OF INTEREST

General

The Sponsor has not established formal procedures to resolve all potential conflicts of interest. Consequently, investors may be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the Sponsor attempts to monitor these conflicts, it is extremely difficult, if not impossible, for the Sponsor to ensure that these conflicts do not, in fact, result in adverse consequences to the Fund.

Prospective investors should be aware that the Sponsor presently intends to assert that Shareholders have, by subscribing for Shares of the Fund, consented to the following conflicts of interest in the event of any proceeding alleging that such conflicts violated any duty owed by the Sponsor to investors.

The Sponsor

The Sponsor has a conflict of interest in allocating its own limited resources among different clients and potential future business ventures, to each of which it owes fiduciary duties. Additionally, the professional staff of the Sponsor also service other affiliates of the Sponsor and their respective clients. Although the Sponsor and its professional staff cannot and will not devote all of its or their respective time or resources to the management of the business and affairs of the Fund, the Sponsor intends to devote, and to cause its professional staff to devote, sufficient time and resources to manage properly the business and affairs of the Fund consistent with its or their respective fiduciary duties to the Fund and others.

The Commodity Trading Advisor

The Commodity Trading Advisor may act from time-to-time as a commodity trading advisor for other persons.

The Commodity Broker

The Commodity Broker may act from time-to-time as a commodity broker for other accounts with which it is affiliated or in which it or one of its affiliates has a financial interest. The compensation received by the Commodity Broker from such accounts may be more or less than the compensation received for brokerage services provided to the Fund. In addition, various accounts traded through the Commodity Broker (and over which their personnel may have discretionary trading authority) may take positions in the futures markets opposite to those of the Fund or may compete with the Fund for the same positions. The Commodity Broker may have a conflict of interest in its execution of trades for the Fund and for other customers. The Sponsor will, however, not retain any commodity broker for the Fund which the Sponsor has reason to believe would knowingly or deliberately favor any other customer over the Fund with respect to the execution of commodity trades.

The Commodity Broker will benefit from executing orders for other clients, whereas the Fund may be harmed to the extent that the Commodity Broker has fewer resources to allocate to the Fund’s accounts due to the existence of such other clients.

Certain officers or employees of the Commodity Broker may be members of United States or European commodities exchanges and/or serve on the governing bodies and standing committees of such exchanges, their clearing houses and/or various other industry organizations. In such capacities, these officers or employees may have a fiduciary duty to the exchanges, their clearing houses and/or such various other industry organizations which could compel such employees to act in the best interests of these entities, perhaps to the detriment of the Fund.

Proprietary Trading/Other Clients

The Sponsor, the Commodity Broker and their respective affiliates may trade in the commodity markets for their own accounts and for the accounts of their clients, and in doing so may take positions opposite to those held by the Fund or may compete with the Fund for positions in the marketplace. Such trading may create conflicts of interest on behalf of one or more such persons in respect of their obligations to the Fund. Records of proprietary trading and trading on behalf of other clients will not be available for inspection by Shareholders.

Because the Sponsor, the Commodity Broker and their respective affiliates may trade for their own accounts at the same time that they are managing the account of the Fund, prospective investors should be aware that—as a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other activities not constituting a breach of fiduciary duty—such persons may from time-to-time take positions in their proprietary accounts which are opposite, or ahead of, the positions taken for the Fund.

DESCRIPTION OF THE SHARES; CERTAIN MATERIAL TERMS OF THE AMENDED AND RESTATED TRUST DECLARATION

The following summary describes in brief the Shares and certain aspects of the operation of the Fund and the respective responsibilities of the Trustee and the Sponsor concerning the Fund and the material terms of the Amended and Restated Declaration of Trust and Trust Agreement. Prospective investors should carefully review the Form of Amended and Restated Declaration of Trust and Trust Agreement filed as an exhibit to the registration statement of which this Prospectus is a part and consult with their own advisers concerning the implications to such prospective subscribers of investing in a Delaware statutory trust. Capitalized terms used in this section and not otherwise defined shall have such meanings assigned to them under the Trust Declaration.

Description of the Shares

The Fund issues common units of beneficial interest, or Shares, which represent units of fractional undivided beneficial interest in and ownership of the Fund. The Shares are listed on NYSE Arca under the symbol “         .”

The Shares may be purchased from the Fund or redeemed on a continuous basis, but only by Authorized Participants and only in blocks of 100,000 Shares, or Baskets. Individual Shares may not be purchased from the Fund or redeemed. Shareholders that are not Authorized Participants may not purchase from the Fund or redeem Shares or Baskets.

Principal Office; Location of Records

The Fund is organized as a statutory trust under the Delaware Statutory Trust Act. The Fund is managed by the Sponsor, whose office is located at 420 Lexington Ave., Suite 2550, New York, New York 10170, telephone: (212) 867-7400.

The books and records of the Fund are maintained as follows: all marketing materials are maintained at the offices of ALPS Distributors, Inc., 1625 Broadway, Suite 2200, Denver, Colorado 80202; telephone number (303) 623-2577; Basket creation and redemption books and records, certain financial books and records (including Fund accounting records, ledgers with respect to assets, liabilities, capital, income and expenses, the registrar, transfer journals and related details) and trading and related documents received from futures commission merchants are maintained by Brown Brothers Harriman [           ], telephone number [                ]. All other books and records of the Fund (including minute books and other general corporate records, trading records and related reports and other items received from the Fund’s Commodity Brokers) are maintained at the Fund’s principal office, c/o 420 Lexington Ave., Suite 2550, New York, New York 10170, telephone: (212) 867-7400.

The books and records of the Fund are located at the foregoing addresses, and available for inspection and copying (upon payment of reasonable reproduction costs) by Shareholders or their representatives for any purposes reasonably related to a Shareholder’s interest as a beneficial owner of such Shares during regular business hours as provided in the Amended and Restated Declaration of Trust and Trust Agreement. The Sponsor will maintain and preserve the books and records of the Fund for a period of not less than six years.

The Trustee

Wilmington Trust Company, a Delaware banking corporation, is the sole Trustee of the Fund. The Trustee’s principal offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. The Trustee is unaffiliated with the Sponsor. The Trustee’s duties and liabilities with respect to the offering of the Shares and the management of the Fund are limited to its express obligations under the Trust Declaration.

The rights and duties of the Trustee, the Sponsor and the Shareholders are governed by the provisions of the Delaware Statutory Trust Act and by the Trust Declaration.

The Trustee serves as the sole trustee of the Fund in the State of Delaware. The Trustee will accept service of legal process on the Fund in the State of Delaware and will make certain filings under the Delaware Statutory Trust Act. The Trustee does not owe any other duties to the Fund, the Sponsor or the Shareholders. The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Fund, provided, that any such resignation will not be effective until a successor Trustee is appointed by the Sponsor. The Trust Declaration provides that the Trustee is compensated by the Fund, and is indemnified by the Fund, against any expenses it incurs relating to or arising out of the formation, operation or termination of the Fund, or the performance of its duties pursuant to the Trust Declaration, except to the extent that such expenses result from the gross negligence or willful misconduct of the Trustee. The Sponsor has the discretion to replace the Trustee.

Only the Sponsor has signed the registration statement of which this Prospectus is a part, and only the assets of the Fund and the Sponsor are subject to issuer liability under the federal securities laws for the information contained in this Prospectus and under federal securities laws with respect to the issuance and sale of the Shares. Under such laws, neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the Shares. The Trustee’s liability in connection with the issuance and sale of the Shares is limited solely to the express obligations of the Trustee set forth in the Trust Declaration.

Under the Trust Declaration, the Trustee has delegated to the Sponsor the exclusive management and control of all aspects of the business of the Fund. The Trustee has no duty or liability to supervise or monitor the performance of the Sponsor, nor does the Trustee have any liability for the acts or omissions of the Sponsor. The Shareholders have no voice in the day-to-day management of the business and operations of the Fund, other than certain limited voting rights as set forth in the Trust Declaration. In the course of its management of the business and affairs of the Fund, the Sponsor may, in its sole and absolute discretion, appoint an affiliate or affiliates of the Sponsor as additional sponsors (except where the Sponsor has been notified by the Shareholders that it is to be replaced as the sponsor) and retain such persons, including affiliates of the Sponsor, as it deems necessary for the efficient operation of the Fund.

Because the Trustee has delegated substantially all of its authority over the operation of the Fund to the Sponsor, the Trustee itself is not registered in any capacity with the CFTC.

The Sponsor

Background and Principals

XShares Advisors LLC, a Delaware limited liability company, is the Sponsor of the Fund. The Sponsor will serve as the commodity pool operator of the Fund. The Sponsor is in the process of registering with the CFTC, and will be registered with the CFTC as a commodity pool operator and a member in good standing of the NFA in such capacity, before the Fund begins operations. Its principal place of business is 420 Lexington Ave., Suite 2550, New York, New York 10170, telephone: (212) 867-7400. The Sponsor is a wholly-owned subsidiary of XShares Group LLC, a Delaware limited liability company. XShares Group LLC has been a principal of the Sponsor since its inception on March 15, 2006. The registration of the Sponsor with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved the Sponsor or the Fund.

In its capacity as a commodity pool operator, the Sponsor is an organization which operates or solicits funds for a commodity pool; that is, an enterprise in which funds contributed by a number of persons are combined for the purpose of trading futures contracts.

Principals and Key Employees

Anthony F. Dudzinski, David W. Jaffin, Nat Wasserstein and Richard Berenger serve as the Chief Executive Officer, Chief Financial Officer, President and Compliance Officer of the Sponsor, respectively.

The Sponsor is managed by its sole member XShares Group LLC.

Anthony F. Dudzinski   has been the Chief Executive Officer and Chief Operating Officer of XShares Advisors LLC since March 2006. He is also President of XShares Group LLC, the sole member of the Sponsor. From May 2005 to the present he has also served as Chief Executive Officer of US Euro Securities, Inc. From February 2004 to May 2005 he was a Branch Manager for US Euro Securities, Inc. From April 2003 to February 2004 he served as the Chief Executive Officer of Private Banking for Crucible Capital Group, Inc.

David Jaffin   has been the Chief Financial Officer of XShares Advisors LLC since March 2006. He is also the Chief Operating Officer and Chief Financial Officer of XShares Group. From 2000 to 2005, he was President and CEO of Technical Coatings Laboratory, a manufacturer of specialty paints and coatings based in Avon, CT. Prior to this he was CFO of HoloPak Technologies, Inc., a manufacturer of specialty coatings traded on the NASDAQ National Market System.

Nat Wasserstein   has been the President of XShares Advisors LLC since March 2007. From October 2006 to March 2007, he was Managing Director of XShares Advisors, LLC. From February 2003 to March 2007 Mr. Wasserstein was Managing Partner of NS Wasserstein, NS Wasserstein & Company, LLC, a turnaround consulting firm. Mr. Wasserstein graduated from Cornell University with a BS in Economics in 1990 and from Baruch College with an MBA in Management in 1993 and Brooklyn Law School with a JD in 1994.

Richard W. Berenger   has been the Chief Compliance Officer of XShares Advisors LLC since March 2006. From 2003 to 2006, he was the Chief Compliance Officer for Sky Capital LLC, a registered broker dealer based in New York, New York. From 1997 to 2003 he was the Chief Compliance Officer for Nathan & Lewis Securities, Inc, a registered broker dealer and investment advisor based in New York, New York.

The Commodity Trading Advisor

Background and Principals

The Sponsor has appointed Environmental Capital Management., LLC, an Arizona limited liability company, to serve as the commodity trading advisor, or CTA, of the Fund. The CTA will be registered with the CFTC as a CTA prior to commencement of the Fund’s operations, and will be a member of the of the NFA in such capacity. Its principal place of business is 2055 East Warner Rd., Tempe, AZ 85284, telephone number (480) 413-2222. The CTA is not an affiliate of the Sponsor or the Fund. The registration of CTA with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved Environmental Capital Management  to serve as CTA of the Fund.

In its capacity as a CTA, CTA is an organization which, for compensation or profit, advises others as to the value of or the advisability of buying or selling futures contracts.

Principals and Key Employees

Curt Kaminer is the Chief Executive Officer of the CTA and Steven Wellhausen serves as the Vice President of the CTA. The CTA is managed by Mr. Kaminer, in his capacity as the sole managing member of the CTA.

Curt Kaminer   has served as Chief Executive Officer of Environmental Capital Management, LLC since [       ], where he is responsible for portfolio management. Mr. Kaminer has been the Portfolio Manager for Chapel Street Environmental Fund, L.P., and its predecessor TEP II, Ltd., since January 2006. From 1994 to 2005 Mr. Kaminer served as a Portfolio Manager for Arizona Public Service Company (1994 to 2000), Credit Agricole Indosuez (2000 to 2001) and Millennium Environmental Group, Inc. (2001 to 2005).

Steven Wellenhausen   has served as Vice President of Environmental Capital Management, LLC since August 2007, where he is responsible for portfolio management. From 1998 until August 2007, Mr. Wellhausen held various management positions in the trading and marketing area at Arizona Public Service Company with responsibilities for coal, emissions, natural gas and power, culminating in his last position at Arizona Public Service Company as a Portfolio Manager. In 2002, he became responsible for all coal marketing activities for the United States, for both Eastern and Western coal. From 1986 to 1998, Mr. Wellhausen was Engineering Supervisor at Arizona Public Service Company with responsibilities for fuel procurement and combustion engineering for three major power plants with an annual coal burn of 18 million tons. Concurrently, Mr. Wellhausen was responsible for the negotiation and administration of several major rail contracts.

Prior to joining Arizona Public Service Company, Mr. Wellhausen held engineering positions with Amax Coal Company in Indianapolis, Indiana, where he provided combustion engineering and coal utilization expertise; Sargent and Lundy Engineers in Chicago, Illinois where he designed coal power plants; and Babcock and Wilcox Company, in Barberton, Ohio, where he provided engineering start-up and repair services for coal-fired utility boilers.

Mr. Wellhausen is a Registered Professional Engineer in Arizona, Illinois and Indiana. He is a current member of the American Society of Mechanical Engineers, National Society of Professional Engineers, National Coal Transportation Association, and the American Coal Council, and a past member of the Coal Trading Association. Mr. Wellhausen received a Bachelor of Science degree in Mechanical Engineering from the University of Illinois, Champaign-Urbana.

Fiduciary and Regulatory Duties of the Sponsor

An investor should be aware that the Sponsor has a fiduciary responsibility to the Shareholders to exercise good faith and fairness in all dealings affecting the Fund.

As sponsor of the Fund, the Sponsor effectively is subject to the duties and restrictions imposed on “fiduciaries” under both statutory and common law. The Sponsor has a fiduciary responsibility to the Shareholders to exercise good faith, fairness and loyalty in all dealings affecting the Fund, consistent with the terms of the Trust Declaration. A form of the Trust Declaration is filed as an exhibit to the registration statement of which this Prospectus is a part. The general fiduciary duties which would otherwise be imposed on the Sponsor (which would make the operation of the Fund as described herein impracticable due to the strict prohibition imposed by such duties on, for example, conflicts of interest on behalf of a fiduciary in its dealings with its beneficiaries), are defined and limited in scope by the disclosure of the business terms of the Fund, as set forth herein and in the Trust Declaration (to which terms all Shareholders, by subscribing to the Shares, are deemed to consent).

The Trust Declaration provides that the Sponsor and its affiliates shall have no liability to the Fund or to any Shareholder for any loss suffered by the Fund arising out of any action or inaction of the Sponsor or its affiliates or their respective directors, officers, shareholders, partners, members, managers or employees (the “Sponsor Related Parties”) if the Sponsor Related Parties, in good faith, determined that such course of conduct was in the best interests of the Fund and such course of conduct did not constitute negligence or misconduct by the Sponsor Related Parties. The Fund has agreed to indemnify the Sponsor Related Parties against claims, losses or liabilities based on their conduct relating to the Fund, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute negligence or misconduct and was done in good faith and in a manner reasonably believed to be in the best interests of the Fund.

Under Delaware law, a beneficial owner of a business trust (such as a Shareholder of the Fund) may, under certain circumstances, institute legal action on behalf of himself and all other similarly situated beneficial owners (a “class action”) to recover damages from a sponsor of such business trust for violations of fiduciary duties, or on behalf of a business trust (a “derivative action”) to recover damages from a third party where a sponsor has failed or refused to institute proceedings to recover such damages. In addition, beneficial owners may have the right, subject to certain legal requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”). Beneficial owners who have suffered losses in connection with the purchase or sale of their beneficial interests may be able to recover such losses from a sponsor where the losses result from a violation by the Sponsor of the anti-fraud provisions of the federal securities laws.

Under certain circumstances, Shareholders also have the right to institute a reparations proceeding before the CFTC against the Sponsor (a registered commodity pool operator), the CTA (a registered commodity trading advisor), the Commodity Broker (registered futures commission merchant), as well as those of their respective employees who are required to be registered under the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder. Private rights of action are conferred by the Commodity Exchange Act, as amended. Investors in commodities and in commodity pools may, therefore, invoke the protections provided thereunder.

There are substantial and inherent conflicts of interest in the structure of the Fund which are, on their face, inconsistent with the Sponsor’s fiduciary duties. One of the purposes underlying the disclosures set forth in this Prospectus is to disclose to all prospective Shareholders these conflicts of interest so that the Sponsor may have the opportunity to obtain investors’ informed consent to such conflicts. Prospective investors who are not willing to consent to the various conflicts of interest described under “Conflicts of Interest” and elsewhere should not invest in the Fund. The Sponsor currently intends to raise such disclosures and consent as a defense in any proceeding brought seeking relief based on the existence of such conflicts of interest.

The foregoing summary describing in general terms the remedies available to Shareholders under federal law is based on statutes, rules and decisions as of the date of this Prospectus. This is a rapidly developing and changing area of the law. Therefore, Shareholders who believe that they may have a legal cause of action against any of the foregoing parties should consult their own counsel as to their evaluation of the status of the applicable law at such time.

Ownership or Beneficial Interest in the Fund

The Sponsor has made and expects to maintain an aggregate investment of [$25,000] in the Fund. No principal has an ownership or beneficial interest in the Fund.

Management; Voting by Shareholders

The Shareholders take no part in the management or control, and have no voice in the operations or the business of the Fund. The shareholders have certain limited voting rights set forth in the Trust Declaration. The Sponsor has no power under the Trust Declaration to restrict any of the Shareholders’ voting rights. Any Shares purchased by the Sponsor or its affiliates, as well as the Sponsor’s general liability interest in the Fund, are non-voting.

The Sponsor has the right unilaterally to amend the Trust Declaration provided that any such amendment is for the benefit of and not adverse to the Shareholders or the Trustee and also in certain unusual circumstances—for example, if doing so is necessary to comply with certain regulatory requirements.

Recognition of the Fund in Certain States

A number of states do not have “business trust” statutes such as that under which the Fund has been formed in the State of Delaware. It is possible, although unlikely, that a court in such a state could hold that, due to the absence of any statutory provision to the contrary in such jurisdiction, the Shareholders, although entitled under Delaware law to the same limitation on personal liability as stockholders in a private corporation for profit organized under the laws of the State of Delaware, are not so entitled in such state. To protect Shareholders against any loss of limited liability, the Trust Declaration provides that no written obligation may be undertaken by the Fund unless such obligation is explicitly limited so as not to be enforceable against any Shareholder personally. Furthermore, the Fund itself indemnifies all its Shareholders against any liability that such Shareholders might incur in addition to that of a beneficial owner. The Sponsor is itself generally liable for all obligations of the Fund and will use its assets to satisfy any such liability before such liability would be enforced against any Shareholder individually.

Possible Repayment of Distributions Received by Shareholders; Indemnification by Shareholders

We have no current intention to make distributions other than in connection with the creation and redemption of Baskets and the termination of the Trust. If, however, the Fund were to make such distributions, Shareholders could be required, as a matter of bankruptcy law, to return to the estate of the Fund any distribution they received at a time when the Fund was in fact insolvent or in violation of its Trust Declaration. In addition, although the Sponsor is not aware of this provision ever having been invoked in the case of any public commodities pool, Shareholders agree in the Trust Declaration that they will indemnify the Fund for any harm suffered by it as a result of

•       Shareholders’ actions unrelated to the business of the Fund, or

•       taxes separately imposed on the Fund by any state, local or foreign taxing authority.

The foregoing repayment of distributions and indemnity provisions (other than the provision for Shareholders indemnifying the Fund for taxes imposed upon it by a state, local or foreign taxing authority, which is included only as a formality due to the fact that many states do not have business trust statutes so that the tax status of the Fund in such states might, theoretically, be challenged—although the Sponsor is unaware of any instance in which this has actually occurred) are commonplace in statutory trusts and limited partnerships.

Shares Freely Transferable

The Shares trade on NYSE Arca and provide institutional and retail investors with direct access to the Fund. The Fund trades with a view to corresponding, generally, before payment of the Fund’s expenses and liabilities, to the performance, either positive or negative, of the nearest month exchange-traded futures contract for EUAs issued under the European Trading Scheme. The Fund’s Shares may be bought and sold on NYSE Arca like any other exchange-listed security.

Book-Entry Form

Individual certificates will not be issued for the Shares. Instead, global certificates are deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Under the Fund’s Trust Declaration, Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the Shares through DTC Participants or Indirect Participants. The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Reports to Shareholders

The Sponsor will furnish you with an annual report of the Fund within 90 calendar days after the end of the Fund’s fiscal year as required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the National Futures Association, or the NFA, including, but not limited to, an annual audited financial statement certified by independent registered public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Fund. Monthly account statements conforming to CFTC and NFA requirements are posted on the Fund’s website at [www.             ]. Additional reports may be posted on the Fund’s website in the discretion of the Sponsor or as required by applicable regulatory authorities.

The Sponsor will notify Shareholders of any change in the fees paid by the Fund or of any material changes to the Fund by filing with the SEC a supplement to this Prospectus and a Form 8-K, which will be publicly available at www.sec.gov and at the Fund’s website at [www.                   ]. Any such notification will include a description of Shareholders’ voting rights.

Net Asset Value

Net asset value, or NAV, means the total assets of the Fund including, but not limited to, all cash and cash equivalents or other debt securities less total liabilities of the Fund, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting. In particular, NAV includes any unrealized profit or loss on open futures contracts, and any other credit or debit accruing to the Fund but unpaid or not received by the Fund. All open futures contracts traded on the ICE Futures are calculated at their then current market value, which are based upon the settlement price for that particular futures contract traded on the ICE Futures on the date with respect to which NAV is being determined; provided, that if a futures contract traded on the ICE Futures could not be liquidated on such day, due to the operation of daily limits or other rules of the ICE Futures or otherwise, the settlement price on the most recent day on which the position could have been liquidated will be the basis for determining the market value of such position for such day. The current market value of all open futures contracts traded on any exchange other than the ICE Futures will be based upon the settlement price for that particular futures contract traded on the applicable exchange on the date with respect to which NAV is being determined; provided further, that if a futures contract traded on an exchange other than the ICE Futures could not be liquidated on such day, due to the operation of daily limits (if applicable) or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the most recent day on which the position could have been liquidated will be the basis for determining the market value of such position for such day. The Sponsor may in its discretion (and under extraordinary circumstances, including, but not limited to, periods during which a settlement price of a futures contract is not available due to exchange limit orders or force majeure type events such as systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) value any asset of the Fund pursuant to such other principles as the Sponsor deems fair and equitable so long as such principles are consistent with normal industry standards. Interest earned on the Fund’s commodity brokerage account is accrued at least monthly. The amount of any distribution will be a liability of the Fund from the day when the distribution is declared until it is paid.

NAV per Share is the NAV of the Fund divided by the number of outstanding Shares.

Termination Events

The Fund will dissolve at any time upon the happening of any of the following events:

•       The filing of a certificate of dissolution or revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Sponsor, or an event of withdrawal unless (i) at the time there is at least one remaining sponsor owner and that remaining sponsor  owner carries on the business of the Fund or (ii) within 90 days of such event of withdrawal all the remaining Shareholders agree in writing to continue the business of the Fund and to select, effective as of the date of such event, one or more successor sponsors. If the Fund is terminated as the result of an event of withdrawal and a failure of all remaining Shareholders to continue the business of the Fund and to appoint a successor sponsor as provided above within 90 days of such event of withdrawal, Shareholders holding Shares representing at least a majority (over 50%) of the NAV (not including Shares held by the sponsor and its affiliates) may elect to continue the business of the Fund by forming a new statutory trust, or reconstituted trust, on the same terms and provisions as set forth in the Trust Declaration. Any such election must also provide for the election of a sponsor to the reconstituted trust. If such an election is made, all Shareholders of the Fund shall be bound thereby and continue as Shareholders of the reconstituted trust.

•       The occurrence of any event which would make unlawful the continued existence of the Fund.

•       In the event of the suspension, revocation or termination of the Sponsor’s registration as a commodity pool operator, or membership as a commodity pool operator with the NFA (if, in either case, such registration is required at such time unless at the time there is at least one remaining sponsor whose registration or membership has not been suspended, revoked or terminated).

•       The Fund becomes insolvent or bankrupt.

•       The Shareholders holding Shares representing at least seventy percent (70%) of the NAV (which excludes the Shares of the Sponsor) vote to dissolve the Fund upon notice to the Sponsor not less than ninety (90) Business Days prior to the effective date of termination.

•       The determination of the Sponsor that the aggregate net assets of the Fund in relation to the operating expenses of the Fund make it unreasonable or imprudent to continue the business of the Fund, or, in the exercise of its reasonable discretion, the determination by the Sponsor to dissolve the Fund because the aggregate NAV of the Fund as of the close of business on any business day declines below [$10 million].

•       The Fund is required to be registered as an investment company under the Investment Company Act of 1940.

•       DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

DISTRIBUTIONS

The Sponsor has discretionary authority over all distributions made by the Fund, and currently does not intend to make distributions.

THE ADMINISTRATOR

The Sponsor, on behalf of the Fund, has appointed Brown Brothers Harriman (“Brown Brothers”) as the administrator of the Fund and has entered into an Administration Agreement in connection therewith.

Brown Brothers is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding the NAV of the Fund, creation and redemption transaction fees and the names of the parties that have executed a Participant Agreement may be obtained from Brown Brothers by calling the following number: [TBD]. A copy of the Administration Agreement is available for inspection at Brown Brothers Harriman’s trust office identified above.

The Administrator retains certain financial books and records, including: Basket creation and redemption books and records, Fund accounting records, ledgers with respect to assets, liabilities, capital, income and expenses, the registrar, transfer journals and related details and trading and related documents received from futures commission merchants, c/o Brown Brothers Harriman, [TBD] , telephone number [TBD].

The Administrator’s monthly fees of up to [0.05%] per annum are paid on behalf of the Fund by the Sponsor out of the Management Fee.

The Administrator and any of its affiliates may from time-to-time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Administrator and any successor administrator must be a participant in DTC or such other securities depository as shall then be acting.

The Administrator receives a transaction processing fee in connection with orders from Authorized Participants to create or redeem Baskets in the amount of [$500] per order. These transaction processing fees are paid indirectly by the Authorized Participants and not by the Fund.

The Fund is expected to retain the services of one or more additional service providers to assist with certain tax reporting requirements of the Fund and its Shareholders.

THE DISTRIBUTOR

The Sponsor, on behalf of the Fund, has appointed ALPS Distributors, Inc., or ALPS Distributors, to assist the Sponsor and the Administrator with certain functions and duties relating to distribution and marketing, which include the following: consultation with the marketing staff of the Sponsor and its affiliates with respect to FINRA compliance in connection with marketing efforts; review and filing of marketing materials with FINRA; and consultation with the Sponsor and its affiliates in connection with marketing and sales strategies. Investors may contact ALPS Distributors toll-free in the U.S. at (877) 369-4617.

ALPS Distributors retain all marketing materials for the Fund, at the offices of ALPS Distributors, Inc., 1625 Broadway, Suite 2200, Denver, Colorado 80202; telephone number (303) 623-2577.

The Sponsor, out of the Management Fee, pays ALPS Distributors for performing its duties on behalf of the Fund and may pay ALPS Distributors additional compensation in consideration of the performance by ALPS Distributors of additional marketing, distribution and ongoing support services to the Fund. Such additional services may include, among other services, the development and implementation of a marketing plan and the utilization of ALPS Distributors’ resources, which include an extensive broker database and a network of internal and external wholesalers. ALPS Distributors is affiliated with ALPS Mutual Fund Services, Inc., a Denver-based service provider for administration, fund accounting, transfer agency and shareholder services for mutual funds, closed-end funds and exchange-traded funds with over 100,000 shareholder accounts and approximately $10 billion in client mutual fund assets under administration. ALPS Distributors provides distribution services and has approximately $120 billion in client assets under distribution.

THE SECURITIES DEPOSITARY; BOOK-ENTRY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book-entry system in accordance with its rules and by-laws and the requirements of law.

Individual certificates will not be issued for the Shares. Instead, global certificates are signed by the Sponsor on behalf of the Fund, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Fund in the global certificates are made and intended for the purpose of binding only the Fund and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC credits or debits, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Sponsor and the Authorized Participants designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares is shown on, and the transfer of ownership is effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to Baskets and/or the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Fund.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because the Shares can only be held in book-entry form through DTC and DTC Participants, investors must rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

U. S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations for holders of our Shares and is based upon current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations thereunder, existing rulings of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below.

As used in this summary, a “U.S. Person” is:

•       an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes;

•       a corporation that is organized under the laws of the United States or any state thereof;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust (1) that is subject to the primary supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used in this summary, a “Non-U.S. Holder” is any person who owns our Shares and who is not a U.S. Person.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquire shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This summary does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations,” “foreign personal holding companies,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. Furthermore, this summary does not address any aspects of state, local or foreign taxation. This summary is limited to those persons that hold our Shares as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

If a partnership holds our Shares, then the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Shares, then you should consult your tax advisor.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Taxation as a Corporation; Treatment of U.S. Holders

Dividends on Shares.   Although organized as a Delaware statutory trust, the Fund will be taxable as a corporation for U.S. federal income tax purposes. Any distribution of cash or property (other than our Shares or warrants to acquire our Shares) received by a U.S. Holder with respect to our Shares (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) will constitute a “dividend” for U.S. federal income tax purposes to the extent of our accumulated or current earnings and profits. Any such distributions that exceed our current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his Shares and any distribution in excess of such tax basis would give rise to capital gain. Any dividend received by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%, provided that certain holding period requirements are met. Any dividend received by a U.S. Holder that is itself a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 70%. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its Shares or if the Shares are “debt-financed portfolio stock.”

Sale of Shares.   Upon a sale of our Shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized on a sale of shares of Shares by a U.S. Holder will be a capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of disposition. Any long-term capital gain recognized upon a sale of our Shares by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.   In general, information reporting requirements will apply to dividends in respect of the Shares, or the proceeds received on the sale, exchange, or redemption of shares, paid to U.S. Holders other than certain exempt recipients (such as corporations). Any dividend payment made by us to a U.S. Holder will be subject to backup withholding (at a rate of 28%), unless the U.S. Holder provides to us a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form W-9. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the U.S. Holder, and the U.S. Holder may obtain a refund of any amounts withheld which exceed the U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Treatment of Non-U.S. Holders

Dividends on Shares.   A dividend received by a Non-U.S. Holder (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) on our Shares will be subject to withholding of U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder (and the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI certifying such fact). This withholding applies even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding (see “—Backup Withholding and Information Reporting” below) with respect to the dividend. Any dividend that is effectively connected with a United States trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates (and if the Non-U.S. Holder is a corporation, the dividend may also be subject to an additional branch profits tax). In order to claim treaty benefits (such as a reduction in the rate of U.S. withholding tax), the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8BEN or Form W-8IMY prior to the dividend payment. If the Non-U.S. Holder is an entity that is classified for U.S. federal income tax purposes as a partnership, then unless this partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an IRS Form W-8IMY, to attach an appropriate certification by each partner, and to attach a statement allocating the dividend income among the various partners.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale of Shares.   Any gain or loss recognized by a Non-U.S. Holder upon a sale of Shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code) will be a capital gain or loss. Any such capital gain will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (3) we are, or have been during certain periods preceding the disposition, a “United States real property holding corporation” and either our shares are not regularly traded on an established securities market or you have owned more than 5% of our Shares at any time during a specified period. If you are described in clause (1), then you will be subject to tax on the gain derived from the sale under regular graduated United States federal income tax rates and, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are described in clause (2), then you will be subject to a flat 30% tax on gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). We do not believe we are a “United States real property holding corporation,” and we do not expect to ever become one.

Backup Withholding and Information Reporting.   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder and the tax withheld (if any). This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. A Non-U.S. Holder will not be subject to backup withholding on dividends on our shares if the owner of the shares certifies under penalties of perjury that it is not a U.S. Person (such certification may be made on an IRS Form W-8BEN), or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a U.S. office of a U.S. or foreign broker, the payment of the sale proceeds by the broker will be subject to information reporting and backup withholding, unless the owner of the shares provides the certification described above (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a foreign office of a broker, backup withholding is not required. Information reporting is required if (i) the broker does not have documentary evidence that the holder is not a U.S. Person, and (ii) the broker is a U.S. Person or has certain other connections to the United States.

Amounts withheld from a Non-U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the Non-U.S. Holder, and the Non-U.S. Holder may obtain a refund of any amounts withheld which exceed the Non-U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Estate Tax.   Any of our Shares that are held by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of his or her death generally will be treated as United States situs assets for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

PURCHASES BY EMPLOYEE BENEFIT PLANS

Although there can be no assurance that an investment in the Fund, or any other managed futures product, will achieve the investment objectives of an employee benefit plan in making such investment, futures investments have certain features which may be of interest to such a plan. For example, the futures markets are one of the few investment fields in which employee benefit plans can participate in leveraged strategies without being required to pay tax on “unrelated business taxable income.”  In addition, because they are not taxpaying entities, employee benefit plans are not subject to paying annual tax on profits (if any) of the Fund.

General

The following section sets forth certain consequences under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, which a fiduciary of an “employee benefit plan” as defined in and subject to ERISA or of a “plan” as defined in and subject to Section 4975 of the Code who has investment discretion should consider before deciding to invest the plan’s assets in the Fund (such “employee benefit plans” and “plans” being referred to herein as “Plans,” and such fiduciaries with investment discretion being referred to herein as “Plan Fiduciaries”). The following summary is not intended to be complete, but only to address certain questions under ERISA and the Code which are likely to be raised by the Plan Fiduciary’s own counsel.

In general, the terms “employee benefit plan” as defined in ERISA and “plan” as defined in Section 4975 of the Code together refer to any plan or account of various types which provide retirement benefits or welfare benefits to an individual or to an employer’s employees and their beneficiaries. Such plans and accounts include, but are not limited to, corporate pension and profit sharing plans, “simplified employee pension plans,” KEOGH plans for self-employed individuals (including partners), individual retirement accounts described in Section 408 of the Code and medical plans.

Each Plan Fiduciary must give appropriate consideration to the facts and circumstances that are relevant to an investment in the Fund, including the role that such an investment would play in the Plan’s overall investment portfolio. Each Plan Fiduciary, before deciding to invest in the Fund, must be satisfied that such investment is prudent for the Plan, that the investments of the Plan, including the investment in the Fund, are diversified so as to minimize the risk of large losses and that an investment in the Fund complies with the Plan.

EACH PLAN FIDUCIARY CONSIDERING ACQUIRING SHARES MUST CONSULT WITH ITS OWN LEGAL AND TAX ADVISERS BEFORE DOING SO. AN INVESTMENT IN THE FUND IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THE FUND IS NOT INTENDED AS A COMPLETE INVESTMENT PROGRAM.

“Plan Assets”

A regulation issued under ERISA (the “ERISA Regulation”) contains rules for determining when an investment by a Plan in an equity interest of an entity will result in the underlying assets of such entity being considered to constitute assets of the Plan for purposes of ERISA and Section 4975 of the Code (i.e., “plan assets”). Those rules provide that assets of an entity will not be considered assets of a Plan which purchases an equity interest in the entity if certain exceptions apply, including (i) an exception applicable if the equity interest purchased is a “publicly-offered security” (the “Publicly-Offered Security Exception”) and (ii) an exception applicable if the equity interest purchased is an “insignificant participation” (the “Insignificant Participation Exception”).

The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) “freely transferable,” (2) part of a class of securities that is “widely held” and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The Publicly Offered Security Exception applies with respect to the Shares due to their NYSE Arca listing.

The Fund will be able to rely on the Insignificant Participation Exception. Because the Publicly Offered Security Exception applies to the Fund’s Shares, the Fund’s assets will not be “plan assets.”  In turn, because the Fund and the Sponsor are the only investors in the Fund and the assets of the Sponsor are not “plan assets” either, the Fund will not have any plan asset investors, and therefore, qualifies for the Insignificant Participation Exception.

Ineligible Purchasers

Shares may not be purchased with the assets of a Plan if the Sponsor, the Commodity Broker or any of their respective affiliates, any of their respective employees or any employees of their respective affiliates: (a) has investment discretion with respect to the investment of such Plan assets; (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to such Plan. A party that is described in clause (a) or (b) of the preceding sentence is a fiduciary under ERISA and the Code with respect to the Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Except as otherwise set forth, the foregoing statements regarding the consequences under ERISA and the Code of an investment in Shares of the Fund are based on the provisions of the Code and ERISA as currently in effect, and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that will not make the foregoing statements incorrect or incomplete.

THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN SHARES IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN AND CURRENT TAX LAW.

PLAN OF DISTRIBUTION

Initial Offering

The Fund will accept subscriptions for Shares in Baskets from Authorized Participants at $25.00 per Share ($2.5 million per Basket) during an initial offering period ending [        ] unless (i) the subscription minimum is reached before that date and the Sponsor determines to end the initial offering period early or (ii) that date is extended by the Sponsor for up to an additional [ninety (90)] days.

Redemptions will not be permitted during the initial offering period.

Subscription Minimum

The minimum number of Shares that must be subscribed for by Authorized Participants prior to the commencement of trading, or the Subscription Minimum, is [               ].

Affiliates of the Sponsor or the Administrator who are Authorized Participants may subscribe for Shares during the initial offering period and any such Shares subscribed for by such persons will be counted to determine whether the Subscription Minimum has been reached.

If the Sponsor determines to terminate the offering of Shares prior to the expiration of the initial offering period, all subscription monies will be returned with interest and without deduction for expenses to the subscribing Authorized Participants as promptly as practicable (but in no event more than seven days) after the date of such termination.

Escrow of Funds

Subscription funds received during the initial offering period will be deposited in an escrow account at Brown Brothers Harriman, and held there until the funds are either released for investment in the Fund for trading purposes or returned to the payors of such funds. An Authorized Participant’s escrowed subscription funds will earn interest, which will be retained by the Fund for the benefit of all investors unless such subscription is rejected or the offering of Shares is terminated prior to the end of the initial offering period, in which case the interest attributable to such subscription amount will be paid to such Authorized Participant upon the return of the subscription amount. No fees or other amounts will be deducted from an Authorized Participant’s subscription, which will be returned to such Authorized Participant as promptly as practicable (but in no event more than seven business days) after such rejection.

Continuous Offering Period

After the initial offering period has closed and trading has commenced, the Fund will issue Shares in Baskets to Authorized Participants continuously as of noon, New York time, on the business day immediately following the date on which a valid order to create a Basket is accepted by the Fund, at the NAV of 100,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges of which the underlying futures are traded, whichever is later, on the date that a valid order to create a Basket is accepted by the Fund. The Sponsor may terminate the continuous offering at any time.

Authorized Participants

Authorized Participants may offer to the public, from time-to-time, Shares from any Baskets they create. Shares offered to the public by Authorized Participants will be offered at a per Share offering price that will vary depending on, among other factors, the trading price of the Shares of the Fund on NYSE Arca, the NAV per Share and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. The excess, if any, of the price at which an Authorized Participant sells a Share over the price paid by such Authorized Participant in connection with the creation of such Share in a Basket will be deemed to be underwriting compensation by the FINRA Corporate Financing Department. Authorized Participants will not receive from the Fund, the Sponsor or any of their affiliates, any fee or other compensation in connection with their sale of Shares to the public, although investors are expected to be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for applicable charges.

As of the date of this Prospectus, each of [             ], [                ], and [               ] have executed a Participant Agreement.

LEGAL MATTERS

Baker Botts L.L.P. has advised the Sponsor in connection with the Shares being offered hereby. Baker Botts L.L.P. also advises the Sponsor with respect to its responsibilities as sponsor of, and with respect to matters relating to, the Fund. Baker Botts L.L.P. has prepared the sections “Material U.S. Federal Income Tax Considerations” and “Purchases By Employee Benefit Plans” with respect to ERISA. Baker Botts L.L.P. has not represented, nor will it represent, the Fund or the Shareholders in matters relating to the Fund and no other counsel has been engaged to act on their behalf. Certain opinions of counsel will be filed by amendment with the SEC as exhibits to the Registration Statement of this Prospectus is a part.

[TBD], special Delaware counsel to the Fund, has advised the Fund in connection with the legality of the Shares being offered hereby.

PATENT PENDING

A patent application directed to the creation and operation of the Fund is pending at the United States Patent and Trademark Office.

STATEMENT OF FINANCIAL CONDITION OF THE FUND

The Statement of Financial Condition of the Fund dated [ · ], 2007 included in this prospectus has been audited by [ · ], an independent registered public accounting firm, as stated in its report appearing herein, and has been so included in reliance upon such report given upon the authority of that firm as an expert in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Prospectus constitutes part of the Registration Statement filed by the Fund with the SEC in Washington, D.C. This Prospectus does not contain all of the information set forth in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, including, without limitation, certain exhibits thereto. The descriptions contained herein of agreements included as exhibits to the Registration Statement are necessarily summaries; the exhibits themselves may be inspected without charge at the public reference facilities maintained by the SEC in Washington, D.C., and copies of all or part thereof may be obtained from the Commission upon payment of the prescribed fees. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

PRIVACY POLICY OF THE SPONSOR

The Sponsor collects non-public information about you from the following sources: (i) information received from you on applications or other forms; and (ii) information about your transactions with the Sponsor and others. The Sponsor does not disclose any non-public personal information about you to anyone, other than as set forth below, as permitted by applicable law and regulation. The Sponsor may disclose non-public personal information about you to the funds in which you invest. The Sponsor may disclose non-public personal information about you to non-affiliated companies that work with the Sponsor to service your account(s), or to provide services or process transactions that you have requested. The Sponsor may disclose non- public personal information about you to parties representing you, such as your investment representative, your accountant, your tax adviser, or to other third parties at your direction/consent. If you decide to close your account(s) or become an inactive customer, the Sponsor will adhere to the privacy policies and practices as described in this notice. The Sponsor restricts access to your personal and account information to those employees who need to know that information to provide products and services to you. The Sponsor maintains appropriate physical, electronic and procedural safeguards to guard your non-public personal information.

FORM OF STATEMENT OF FINANCIAL CONDITION OF THE FUND

as of [            ], 2007

Assets
Current Assets
EUA Futures Contracts (fair value $[ ])	$ [	]
Short Term Securities
Total Assets	[	]
Liabilities and Shareholders’ Equity
Current Liabilities
Total Liabilities	—
Commitments and contingent liabilities (Note 1F)	—
Redeemable capital shares, no par value, [ ] authorized, issued and outstanding (at redemption value)	[	]
Retained earnings	—
Total Liabilities and Shareholders’ Equity	$ [	]

NOTES TO THE FINANCIAL STATEMENT

(1) Organization

The AirShares EU Carbon Allowances Fund (the “Fund”) was formed as a Delaware statutory trust on August 13, 2007, and has not yet commenced operations. The Fund will offer units of beneficial interest (the “Shares”). The Sponsor and the Shareholders will share in any profits and losses of the Fund attributable to the Fund in proportion to the percentage interest owned by each.

The proceeds of the offering of Shares will be [         ]. The Fund will trade exchange-traded futures on EUAs, with a view to providing investment results which correspond generally, before payment of the Fund’s expenses and liabilities, to the performance of the nearest December expiration exchange-traded futures contracts for EUAs. The Fund’s portfolio also will include cash and high credit quality short term fixed income debt securities for deposit with the Fund’s commodity brokers as margin to collateralize the Fund’s long positions in futures contracts.

(2) The Offering of the Shares

Shares may be purchased from the Fund only by Authorized Participants in one or more blocks of 100,000 Shares, called a Basket. The Fund will accept subscriptions for Shares in Baskets only from Authorized Participants at $25.00 per Share ($2.5 million per Basket) during the initial offering period. After the initial offering period, the Fund will issue Shares in Baskets only to Authorized Participants continuously at the net asset value of 100,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges on which the Fund’s futures contracts are traded, whichever is later, on the day that a valid order to create a Basket is accepted by the Fund.

The minimum number of Shares that must be subscribed for by Authorized Persons prior to the commencement of trading, or the Subscription Minimum, is [      ] or [$     ] million.

Subscription funds received during the initial offering period will be deposited in an escrow account and held there until the funds are either released for investment in the Fund for trading purposes or returned to the payors of such funds. An Authorized Participant’s escrowed subscription funds will earn interest, which will be retained by the Fund for the benefit of all investors unless such subscription is rejected, in which case the interest attributable to such subscription amount will be paid to such Authorized Person upon the return of the subscription amount.

(3) Operating Expenses, Organizational and Offering Costs

Organizational and offering costs will be paid by the Sponsor.

(4) Termination

The term of the Fund is perpetual (unless terminated earlier in certain circumstances).

(5) Redemptions

On any business day, an Authorized Participant may place an order with the Distributor to redeem one or more Baskets. Redemption orders must be placed by 10:00 a.m., New York time. The day on which the Distributor receives a valid redemption order is the redemption order date. The redemption procedures allow Authorized Participants to redeem Baskets. Individual Shareholders may not redeem directly from the Fund. Instead, individual Shareholders may only redeem Shares in amounts equal to at least one Basket and only through an Authorized Participant.

Redemptions will not be permitted during the initial offering period.

The redemption distribution from the Fund consists of the cash redemption amount. The cash redemption amount is equal to the net asset value of the number of Basket(s) requested in the Authorized Participant’s redemption order as of the closing time of NYSE Arca on the redemption order date. The Sponsor will cause the cash redemption amount to be distributed before noon, New York time on the business day immediately following the redemption order date through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system.

The redemption distribution due from the Fund is delivered to the Authorized Participant before noon, New York time on the business day immediately following the redemption order date if, by such time, the Distributor’s DTC account has been credited with the Baskets to be redeemed. If the Distributor’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Distributor receives the fee applicable to the extension of the redemption distribution date which the Distributor may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Distributor’s DTC account by noon, New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled.

STATEMENT OF ADDITIONAL INFORMATION

AIRSHARES™ EU CARBON ALLOWANCES FUND

Before you decide whether to invest, you should read this entire Prospectus carefully and consider the risk factors beginning on page 13.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated [           ], 2007.

PART TWO

STATEMENT OF ADDITIONAL INFORMATION

TABLE OF CONTENTS

GENERAL INFORMATION RELATING TO XSHARES ADVISORS LLC	61
THE FUTURES AND FORWARDS MARKETS	61
Futures Contracts	61
Hedges and Speculators	61
Futures Exchanges	61
Speculative Position Limits	62
Regulations	62
Margin	64

GENERAL INFORMATION RELATING TO XSHARES ADVISORS LLC

XShares Advisors LLC, or XShares, is a subsidiary of XShares Group LLC, and is a registered investment advisor. XShares provides investment advisory services to Exchange Traded Funds.  XShares also partners with major institutions and index providers seeking to bring innovative Exchange Traded Funds, or ETFs, to market using its administrative platform. In addition, XShares creates and licenses intellectual property for its ETFs. At present, XShares is focused on: (i) the development of ETFs organized by sector, geography, or financial/legal attribute (Vertical Investing); (ii) a private label ETF business; and (iii) a white label ETF business in which XShares facilitates the issuance of ETFs under an asset manager’s existing brand name.

THE FUTURES AND FORWARD MARKETS

Futures Contracts

Futures contracts are standardized contracts made on United States or foreign exchanges that call for the future delivery of specified quantities of various commodities at a specified time and place. The contractual obligations, depending upon whether one is a buyer or a seller, may be satisfied either by taking or making, as the case may be, physical delivery of an approved grade of commodity or by making an offsetting sale or purchase of an equivalent but opposite futures contract on the same, or mutually off-setting, exchange prior to the designated date of delivery. As an example of an offsetting transaction where the physical commodity is not delivered, the contractual obligation arising from the sale of one contract of December 2007 wheat on a commodity exchange may be fulfilled at any time before delivery of the commodity is required by the purchase of one contract of December 2007 wheat on the same exchange. The difference between the price at which the futures contract is sold or purchased and the price paid for the offsetting purchase or sale, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Certain futures contracts settle in cash (irrespective of whether any attempt is made to offset such contracts) rather than delivery of any physical commodity.

Hedges and Speculators

The two broad classes of persons who trade futures interest contracts are “hedgers” and “speculators.” Commercial interests, including farmers, that market or process commodities, and financial institutions that market or deal in commodities, including interest rate sensitive instruments, foreign currencies and stocks, and which are exposed to currency, interest rate and stock market risks, may use the futures markets for hedging. Hedging is a protective procedure designed to minimize losses that may occur because of price fluctuations occurring, for example, between the time a processor makes a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. The futures markets enable the hedger to shift the risk of price fluctuations to the speculator. The speculator risks his capital with the hope of making profits from price fluctuations in futures interests contracts. Speculators rarely take delivery of commodities, but rather close out their positions by entering into offsetting purchases or sales of futures interests contracts. Since the speculator may take either a long or short position in the futures markets, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges

Futures exchanges provide centralized market facilities for trading futures contracts and options (but not forward contracts). Members of, and trades executed on, a particular exchange are subject to the rules of that exchange. Each futures contract has an associated “clearing house.”  Once trades between members of an exchange have been confirmed, the clearing house becomes substituted for each buyer and each seller of contracts traded on the exchange and, in effect, becomes the other party to each trader’s open position in the market. Thereafter, each party to a trade looks only to the clearing house for performance. The clearing house generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that enables the clearing house, at least to a large degree, to meet its obligations with regard to the “other side” of an insolvent clearing member’s contracts. Furthermore, clearing houses require margin deposits and continuously mark positions to market to provide some assurance that their members will be able to fulfill their contractual obligations. Thus, a central function of the clearing houses is to ensure the integrity of trades, and members effecting futures transactions on an organized exchange need not worry about the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their commodity broker and the clearing house. The clearing house “guarantee” of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

Foreign futures exchanges differ in certain respects from their U.S. counterparts. In contrast to U.S. exchanges, certain foreign exchanges are “principals’ markets,” where trades remain the liability of the traders involved, and the exchange clearing house does not become substituted for any party. See “The Risks You Face—Trades on foreign markets will not be subject to regulation by the CFTC ..”

Speculative Position Limits

The CFTC and U.S. futures exchanges have established limits, referred to as “speculative position limits” or “position limits,” on the maximum net long or net short speculative position that any person or group of persons (other than a hedger) may hold, own or control in certain futures interests contracts. Among the purposes of speculative position limits is the desire to prevent a “corner” on a market or undue influence on prices by any single trader or group of traders. The CFTC has jurisdiction to establish position limits with respect to all commodities and has established position limits for all agricultural commodities. Position limits do not apply generally to trading on foreign exchanges, including the ICE Futures See “The Risks You Face—Trades on foreign markets will not be subject to regulation by the CFTC.”

Regulation

Futures exchanges in the United States are subject to regulation under the Commodity Exchange Act, or CEAct, by the CFTC, the governmental agency having responsibility for regulation of futures exchanges and trading on those exchanges.

The CEAct and the CFTC also regulate the activities of “commodity trading advisors” and “commodity pool operators” and the CFTC has adopted regulations with respect to certain of such persons’ activities. Pursuant to its authority, the CFTC requires a commodity pool operator (such as the Sponsor) to keep accurate, current and orderly records with respect to each pool it operates. The CFTC may suspend the registration of a commodity pool operator if the CFTC finds that the operator has violated the CEAct or regulations thereunder and in certain other circumstances. Suspension, restriction or termination of the Sponsor’s registration as a commodity pool operator would prevent it, until such time (if any) as such registration were to be reinstated, from managing, and might result in the termination of, the Fund. The CEAct gives the CFTC similar authority with respect to the activities of commodity trading advisors, such as the Sponsor. If the registration of the CTA as a commodity trading advisor were to be terminated, restricted or suspended, the CTA would be unable, until such time (if any) as such registration were to be reinstated, to render trading advice to the Fund. The Fund is not registered with the CFTC in any capacity.

The CEAct requires all “futures commission merchants,” such as the Commodity Broker, to meet and maintain specified fitness and financial requirements, segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified book and records open to inspection by the staff of the CFTC.

The CEAct also gives the states certain powers to enforce its provisions and the regulations of the CFTC.

Shareholders are afforded certain rights for reparations under the CEAct. Shareholders may also be able to maintain a private right of action for certain violations of the CEAct. The CFTC has adopted rules implementing the reparation provisions of the CEAct which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEAct against a floor broker, futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEAct, the NFA has been formed and registered with the CFTC as a “registered futures association.”  At the present time, the NFA is the only non-exchange self-regulatory organization for commodities professionals. NFA members are subject to NFA standards relating to fair trade practices, financial condition, and consumer protection. As the self-regulatory body of the commodities industry, the NFA promulgates rules governing the conduct of commodity professionals and disciplines those professionals who do not comply with such standards. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers and their respective associated persons and floor brokers. The Sponsor, the Commodity Broker and the CTA are members of the NFA (the Fund itself is not required to become a member of the NFA).

The CFTC has no authority to regulate trading on foreign commodity exchanges and markets. ICE Futures is regulated by the UK’s Financial Services Authority, or FSA, and not the CFTC. Electronic trading in futures contracts on ICE Futures is permitted in many jurisdictions, including in the United States, through “no-action” relief from the local jurisdiction’s regulatory requirements. In the United States, direct electronic access to trading in ICE Futures products is offered to U.S. persons based on a series of “no-action” letters from the CFTC.

In the United Kingdom, ICE Futures is a recognized investment exchange (RIE) subject to regulation by the FSA, in accordance with the Financial Services and Markets Act 2000 (FSMA). In order to retain its status as an RIE, ICE Futures is required to dedicate sufficient resources to its regulatory functions and to meet various regulatory requirements relating to sufficiency of financial resources, adequacy of systems and controls and effectiveness of arrangements for monitoring and disciplining its members. Failure to comply with these requirements could subject ICE Futures to significant penalties, including de-recognition.

The regulatory framework in relation to ICE Futures’ status as an RIE is supplemented by a series of legislative provisions regulating the conduct of participants in the regulated market. Among other things, FSMA contains provisions making it an offense to engage in certain market behavior and prohibits market abuse through the misuse of information, the giving of false or misleading impressions or the creation of market distortions. Breaches of those provisions give rise to the risk of criminal or civil sanctions, including financial penalties.

Currently, there is no consolidated approach to the regulation of commodity and commodity derivatives trading in the various jurisdictions within the EU. However, a series of Europe-wide initiatives will introduce a more harmonized approach to regulation in this area. In particular, the Market Abuse Directive (Directive 2003/06/EC) which came into force in October 2004 introduced a specific prohibition against insider dealing in commodity derivative products. Further, the Markets in Financial Instruments Directive (Directive 2004/39/EC), or MIFID, which will come into force in November 2007, will introduce a harmonized approach to the licensing of services relating to commodity derivatives across the EU.

Margin

“Initial” or “original” margin is the minimum amount of funds that must be deposited by a futures trader with his commodity broker in order to initiate futures trading or to maintain an open position in futures contracts. “Maintenance” margin is the amount (generally less than initial margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the futures trader’s performance of the futures interests which contracts he purchases or sells. Futures interests are customarily bought and sold on margins that represent a very small percentage (ranging upward from less than 2%) of the purchase price of the underlying commodity being traded. Because of such low margins, price fluctuations occurring in the futures markets may create profits and losses that are greater, in relation to the amount invested, than are customary in other forms of investments. The minimum amount of margin required in connection with a particular futures interests contract is set from time-to-time by the exchange on which such contract is traded, and may be modified from time-to-time by the exchange during the term of the contract.

Brokerage firms carrying accounts for traders in futures interests contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy in order to afford further protection for themselves.

Margin requirements are computed each day by a commodity broker. When the market value of a particular open futures interests contract position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the commodity broker. If the margin call is not met within a reasonable time, the broker may close out the Fund’s position. With respect to the Sponsor’s trading, only the Sponsor, and not the Fund or its Shareholders personally, will be subject to margin calls.

Part II
Information Not Required in the Prospectus

Item 13.                 Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the Shares pursuant to the prospectus contained in this registration statement.

Amount
SEC Registration Fee	$7,675.00
FINRA filing fees	*
Blue Sky expenses	*
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing	*
Miscellaneous	*
Total	*

*                    To be provided by amendment

Item 14.                 Indemnification of Officers and Directors.

Section 4.6 of the Amended and Restated Declaration of Trust and Trust Agreement of the Fund filed as an  exhibit to this registration statement provides for the indemnification of the Sponsor. The Sponsor (including Covered Persons as provided under the Amended and Restated Declaration of Trust and Trust Agreement) shall be indemnified by the Fund, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Fund, provided that (i) the Sponsor was acting on behalf of or performing services for the Fund, and has determined, in good faith, that such course of conduct was in the best interests of the Fund, and such liability or loss was not the result of negligence, misconduct, or a breach of the Amended and Restated Declaration of Trust and Trust Agreement on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the Trust Estate (as such term is defined in the Amended and Restated Declaration of Trust and Trust Agreement). All rights to indemnification permitted therein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the U.S. Code by or against the Sponsor. The source of payments made in respect of indemnification under the Declaration of Trust and Trust Agreement shall be from assets of the Fund.

Item 15.                 Recent Sales of Unregistered Securities.

Not applicable.

Item 16.                 Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
4.1	Amended and Restated Declaration of Trust and Trust Agreement of the Registrant
4.2	Form of Authorized Participant Agreement
5.1	Form of Opinion of Baker Botts L.L.P. as to legality*
10.1	Form of Escrow Agreement*
10.2	Form of Administration Agreement*
10.3	Form of Global Custody Agreement*
10.4	Form of Transfer Agency and Services Agreement*
10.5	Form of Distribution and Services Agreement*

*                    To be filed by amendment

(a) Financial Statements

Not applicable.

Item 17.                 Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Sponsor of the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, August 14, 2007.

AirSharesTM EU Carbon Allowances Fund
By:	XShares Advisors LLC,
its Sponsor
By:	/s/ Anthony Dudzinski
	Name:	Anthony Dudzinski
	Title:	Chief Executive Officer and Chief
Operating Officer
By:	/s/ David Jaffin
	Name:	David Jaffin
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Sponsor of the registrant in the capacities and on the date indicated.

XShares Advisors LLC,
Sponsor of Registrant
/s/ Anthony Dudzinski	Chief Executive Officer and	August 14, 2007
Name: Anthony Dudzinski	Chief Operating Officer
/s/ David Jaffin	Chief Financial Officer	August 14, 2007
Name: David Jaffin